LEASE TERMINATION AGREEMENT
This LEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of May, 2018, by and among NCT MASTER TENANT I LLC, a Delaware limited liability company having its principal office at c/o Holiday Retirement, 480 N Orlando Ave, Suite 236, Winter Park, Florida 32789 (“Tenant 1”), NCT MASTER TENANT II LLC, a Delaware limited liability company having its principal office at c/o Holiday Retirement, 480 N Orlando Ave, Suite 236, Winter Park, Florida 32789 (“Tenant 2”; together with Tenant 1, each, a “Tenant” and collectively, “Tenants”), the entities listed on Schedule A attached hereto, each a Delaware limited liability company and each having its principal office at 1345 Avenue of the Americas, Floor 45, New York, NY 10105 (collectively, “Landlord 1”), the entities listed on Schedule B attached hereto, each a Delaware limited liability company and each having its principal office at 1345 Avenue of the Americas, Floor 45, New York, NY 10105 (collectively, “Landlord 2”; each of the entities constituting Landlord 1 and Landlord 2, a “Landlord” and collectively, “Landlords”), the entities listed on Schedule C attached hereto, each a Delaware limited liability company having its principal office at c/o Holiday Retirement, 480 N Orlando Ave, Suite 236, Winter Park, Florida 32789 (collectively, “Subtenants”), HOLIDAY AL HOLDINGS LP, a Delaware limited partnership (“Guarantor”) and HOLIDAY AL MANAGEMENT SUB LLC, a Delaware limited liability company having its principal office at c/o Holiday Retirement, 480 N Orlando Ave, Suite 236, Winter Park, Florida 32789 (“Manager”).
W I T N E S S E T H:
WHEREAS, Landlord 1 and Tenant 1 entered into that certain Master Lease, dated as of December 23, 2013 (“Lease 1”), pursuant to which Landlord 1 leases or subleases, as applicable, to Tenant 1 the Property (as defined in Lease 1), upon and subject to all of the terms, covenants and conditions in Lease 1;
WHEREAS, Landlord 2 and Tenant 2 entered into that certain Master Lease, dated as of December 23, 2013 (“Lease 2”; together with Lease 1, each, a “Lease” and collectively, the “Leases”), pursuant to which Landlord 2 leases or subleases, as applicable, to Tenant 2 the Property (as defined in Lease 2), upon and subject to all of the terms, covenants and conditions in Lease 2. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Leases;
WHEREAS, Guarantor has (1) guaranteed the obligations of Tenant 1 under Lease 1 pursuant to that certain Guaranty of Lease, dated as of December 23, 2013, by Guarantor to Landlord 1 (“Guaranty 1”) and (2) guaranteed the obligations of Tenant 2 under Lease 2 pursuant to that certain Guaranty of Lease, dated as of December 23, 2013, by Guarantor to

Landlord 2 (“Guaranty 2”; together with Guaranty 1, each, a “Guaranty” and collectively, the “Guaranties”);
WHEREAS, Tenants have entered into a Facility Sublease with respect to each Facility, and Subtenant under each Facility Sublease has entered into a management agreement with Manager with respect to each Facility (the “Existing Management Agreements”); and
WHEREAS, (1) Tenants and Landlords now desire to terminate the Leases, (2) Tenants desire to surrender possession of the Premises (as defined below) to Landlords, and Landlords desire to accept such possession, (3) Tenants and Subtenants desire to terminate the Facility Subleases, (4) Guarantor desires to terminate the Guaranties, (5) Subtenants and Manager desire to terminate the Existing Management Agreements and (6) certain affiliates of Landlords desire to enter into new management agreements, and certain affiliates of Landlords and Manager desire to enter into sub-management agreements, for the Facilities, in each case upon the terms and conditions hereinafter set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and of the sums paid by Tenants to Landlords pursuant to the terms of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions. The following terms shall have the meanings ascribed to them in this Section 1:
(a) “Additional Termination Payment” means an amount equal to $70,000,000 (Seventy Million Dollars) in immediately available funds.
(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(c) “Claims” means any and all losses, actions, causes of action, suits, debts, dues, sums of money, expenses (including reasonable attorneys’ fees and other litigation costs), accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, actual out-of-pocket damages, judgments, extents, executions, claims and demands of any kind or nature whatsoever, whether they sound in law, equity, tort or contract.

(d) “Existing Loan Agreements” means, collectively, (i) that certain Loan Agreement, dated as of December 23, 2013, between Landlord 1, as borrower, and GS Commercial Real Estate LP, as lender (as amended), (ii) that certain Loan Agreement, dated as of December 23, 2013, between Landlord 2, as borrower, and GS Commercial Real Estate LP, as lender (as amended), and (iii) that certain Mezzanine Loan Agreement, dated as of December 23, 2013, between NIC 12 Owner LLC and GS Commercial Real Estate LP, as lender (as amended).
(e) “Forfeited Shortfall Deposits” means all Shortfall Deposits, excluding that portion of the “Shortfall Deposits” (the “Excluded Shortfall Deposits”) required to be deposited pursuant to the terms of Lease 1 or Lease 2 to cause the Tenant(s) to comply with the Lease Coverage Ratio for any testing period commencing on or after April 1, 2018, and any interest accrued thereon.
(f) “Shortfall Deposits” means, collectively, (i) the “Shortfall Deposits” (as defined in Lease 1) deposited by Tenant 1 pursuant to the terms of Lease 1, and (ii) the “Shortfall Deposits” (as defined in Lease 2) deposited by Tenant 2 pursuant to the terms of Lease 2, the aggregate amount of which is, as of the date of this Agreement, $2,268,476 (Two Million, Two Hundred Sixty Eight Thousand and Four Hundred and Seventy Six Dollars), plus all interest accrued thereon.
(g) “Holiday Parent” means Holiday AL Acquisition LLC, a Delaware limited liability company.
(h) “New Senior Parent” means New Senior Investment Group Inc., a Delaware corporation.
(i) “Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization or other entity.
(j) “Premises” means, collectively, the “Property” (as defined in Lease 1) and the “Property” (as defined in Lease 2).
(k) “Security Deposits” means, collectively, the “Security Deposit” (as defined in Lease 1) and the “Security Deposit” (as defined in Lease 2), in the aggregate amount of $43,353,925 (Forty Three Million, Three Hundred and Fifty Three Thousand and Nine Hundred and Twenty Five Dollars), plus all interest accrued thereon.
2. Cancellation of Leases.
(a) (i) On or prior to the Effective Date, Tenants shall pay to Landlord the Additional Termination Payment, and (ii) effective as of the Effective Date, Tenants hereby agree to forfeit and relinquish to Landlords (without any further action by the parties being required and with Landlords entitled to retain) all of Tenants’ right, title, and interest in and to the Security Deposits and the Forfeited Shortfall Deposits, in each case in consideration of the cancellation and termination of the Leases. The Leases (and, in connection therewith, the

Guaranties, the Facility Subleases and the Existing Management Agreements) shall be cancelled and terminated upon and effective as of the Effective Date as if such date were the date set forth in such agreements for the end and expiration of the respective terms thereof; provided, however, notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither any Tenant nor Guarantor shall be released from or with respect to (x) any obligations or liabilities (including in respect of indemnification) under or arising in connection with the Leases and/or the Guaranties, respectively, with respect to any matter, circumstance or condition existing or arising on or prior to the Effective Date, including the obligation to pay Landlords the sum of all Rent due under the Leases through and including the Effective Date (the “Outstanding Rent”), (y) any obligations or liabilities (including in respect of indemnification) under or arising in connection with the Leases and/or the Guaranties, respectively, that survive expiration or termination of any such agreement by its terms, or (z) any obligations or liabilities (including in respect of indemnification) under this Agreement. On and as of the Effective Date, Tenants shall give, grant and surrender unto Landlords, and their respective successors and assigns, all of the right, title and interest of Tenants in and to the Premises, the improvements and certain personal property in accordance with the terms of the Leases (including Section 8.1 of each Lease) as if the Effective Date were the date set forth in such agreements for the end and expiration of the respective terms thereof. Each of Tenants hereby agrees and acknowledges that this Agreement shall serve as the direction by Tenants to any Person holding all or any portion of the Security Deposits or the Forfeited Shortfall Deposits to deliver to Landlords (or at Landlords’ written direction) all such amounts on or after the Effective Date. Landlords shall cause any Excluded Shortfall Deposits to be returned to Tenants on or promptly following the Effective Date.

(b) From and after the Effective Date, Tenants shall have no interest in the Premises or in any portion thereof. Tenants shall defend, indemnify and hold Landlords harmless from and against any and all Claims resulting from the breach by any Tenant of any agreement, representation or warranty in this Agreement, including, without limitation, any Claims made by any succeeding tenant in connection with either Tenant’s failure to surrender possession of the Premises to the applicable Landlord on or before the Effective Date, and such obligations shall survive the termination of this Agreement. On the Effective Date, Tenants and Landlords shall make appropriate and customary balance sheet prorations, based on information available as of the Effective Date, of all income generated by, and all costs and expenses incurred in connection with the operation of, the Premises.  Tenants and Landlords agree that such prorations shall be performed on an accrual basis with respect to all items and that all income and expenses allocable to the period prior to the Effective Date shall be for the account of Tenants, and all income and expenses allocable to the period from and after the Effective Date shall be for the account of Landlords; provided, that, all capital expenditures incurred prior to the Effective Date shall be for the account of Tenants and all capital expenditures incurred from and after the Effective Date shall be for the account of Landlords. Within sixty (60) days after the Effective Date ("Reproration Period"), Tenants and Landlords agree to adjust such prorations made as of the Effective Date to account for any income or expenses (i) that were not prorated as of the Effective Date or (ii) that were prorated based on estimates (and final information is then available and sufficient to determine the actual amounts); provided, however, to the extent that further prorations are necessary with respect to any items contemplated by clause (i) or (ii) due to final information becoming available after the Reproration Period, Landlords and Tenants agree to make such additional prorations at the time that such final amounts become available.  Each party shall pay the net amounts due to the other party pursuant to the terms of this Section 2(b) by wire transfer of immediately available funds within five (5) Business Days after the prorations are calculated in each instance.
(c) For purposes of this Agreement, the “Effective Date” shall be the date upon which all of the following conditions have been satisfied: (i) this Agreement shall have been executed and delivered by the parties hereto, (ii) Tenants shall have paid to Landlords the Additional Termination Payment in immediately available funds to an account as directed in writing by Landlords, (iii) Tenants shall have paid the Outstanding Rent to Landlords and (iv) on or before May 21, 2018, Landlords shall have refinanced, in full, all obligations (including principal, interest, prepayment penalties and associated fees and expenses) under the Existing Loan Agreements, and the replacement financing shall permit (or not restrict) the transactions contemplated by this Agreement, including the termination of the Leases and other agreements as contemplated hereby and the execution and delivery by certain affiliates of Landlords and Manager, as applicable, of the New Management Agreements; provided, that if all of the conditions set forth in the preceding clauses (i) through (iv) are not satisfied on or before May 21, 2018, this Agreement shall be of no further force or effect, and the Leases, the Facility Subleases, the Guaranties and the Existing Management Agreements shall continue in full force and effect in accordance with their respective terms as if this Agreement had never been executed; provided, further, that nothing contained herein shall be construed as releasing a party from liability for the breach of any agreement, representation or warranty of such party under this Agreement. Landlords shall use their reasonable best efforts to satisfy the condition set forth in the clause (iv) of the preceding sentence on or before May 21, 2018.
(d) Except as aforesaid, Tenants acknowledge and agree that Tenants shall continue to be bound by all of the terms, covenants and conditions of the Leases through and including the Effective Date, including, without limitation, Tenant’s obligation to pay Rent and make Shortfall Deposits.
3. Releases. Upon and effective as of the Effective Date, Tenants, on behalf of themselves and on behalf of any other person or entity claiming through or under any Tenant, do hereby release and forever discharge Landlords and Landlords’ respective members, partners, shareholders, managers, directors, employees, agents and their respective attorneys, heirs, administrators, representatives, executors, successors and assigns (collectively, the “Landlord Parties”), from any and all Claims that any Tenant may have had, now has, or may have against any Landlord or any of the Landlord Parties, arising out of any act or omission of any Landlord under the Leases. For clarity, nothing contained herein shall be construed as releasing Landlords from liability for the breach of any agreement, representation or warranty of Landlords under this Agreement.
(a) Upon and effective as of the Effective Date, and subject to the proviso in the second sentence of Section 2(a) hereof and Tenants’ other obligations hereunder, Landlords, on behalf of themselves and on behalf of any other person or entity claiming through or under any Landlord, do hereby release and forever discharge Tenants, Subtenants, Guarantor, Manager and their respective members, partners, shareholders, managers, directors, employees, agents and their respective attorneys, heirs, administrators, representatives, executors, successors and assigns (collectively, the “Tenant Parties”), from any and all Claims that any Landlord may have had, now has, or may have against any Tenant or any of the Tenant Parties, to the extent arising out of any act or omission of any Tenant under the Leases. For clarity, nothing contained herein shall be construed as releasing Tenants from liability for the breach of any agreement, representation or warranty of Tenants under this Agreement.
4. New Management Agreements. Upon the Effective Date, certain affiliates of Landlords shall enter into a new management agreement for each Facility in substantially the same form as Exhibit A attached hereto and certain affiliates of Landlords and Manager shall enter into a new sub-management agreement for each Facility in substantially the same form as Exhibit B attached hereto (collectively, the “New Management Agreements”).
5. Representations and Warranties.
(a) Each Tenant makes the following representations and warranties to Landlords with the understanding that such representations and warranties will be relied upon by Landlords as an inducement to enter into this Agreement:
(i) Tenant has not made or entered into, or agreed to make or enter into, any assignment, transfer, conveyance or other disposition of the Leases or of its interest therein, other than the Facility Subleases and the Resident Agreements in accordance with Article 21 of the Leases. Tenant has not, by virtue of any act by Tenant or any of its contractors, agents, employees, representatives, successors or assigns, hypothecated, mortgaged or granted any security interest in, or created any lien or encumbrance upon, the leasehold estate created under the Leases. There are no judgments, decrees or awards in existence affecting Tenant’s interest in the Leases.
(ii) This Agreement is the binding obligation of such Tenant enforceable in accordance with its terms.
(iii) The person signing this Agreement on behalf of such Tenant is duly elected and is presently an officer of such Tenant, and as such officer of such Tenant, is vested with absolute authority to act on behalf of such Tenant with respect to this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all appropriate action on the part of such Tenant.
(b) Each Landlord makes the following representations and warranties  to Tenants with the understanding that such representations and warranties  will be relied upon by Tenants as an inducement to enter into this Agreement:

(i) This Agreement is the binding obligation of such Landlord enforceable in accordance with its terms.
(ii) The person signing this Agreement on behalf of such Landlord is vested with absolute authority to act on behalf of such Landlord with respect to this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all appropriate action on the part of such Landlord.
6. Brokerage. Landlords and Tenants respectively represent and warrant to the other that neither it nor anyone acting on its behalf has dealt with any real estate broker or finder who might be entitled to a commission or similar fee based upon the negotiation of this Agreement, and that no discussions or negotiations were had with any other broker or finder concerning the subject matter of this Agreement. Tenants agree to indemnify, defend and hold Landlords and the Landlord Parties harmless from and against any and all claims for brokerage commissions or similar fees arising out of any discussions or negotiations allegedly had by any Tenant with any broker or brokers in respect of this Agreement. Landlords agree to indemnify, defend and hold Tenants and the Tenant Parties harmless from and against any and all claims for brokerage commissions or similar fees arising out of any discussions or negotiations allegedly had by any Landlord with any broker or brokers in respect of this Agreement.
7. Attorneys’ Fees. Each party to this Agreement agrees to bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for, and documentation of this Agreement.
8. Forum and Jurisdiction Selection Clause; Notices. The parties hereto, to the extent they may lawfully do so, hereby submit to the jurisdiction of any State or Federal Court located in New York County, New York as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts for the purpose of any suit, action, or other proceedings arising out of any of the parties’ obligations under or with respect to this Agreement and the parties hereto expressly waive any and all objections that said parties may have as to jurisdiction and/or venue in any such courts. The parties hereto further agree that they may be validly served with any legal process in connection with the foregoing by the mailing of a copy thereof by registered or certified mail, return receipt requested, at their addresses set forth below:
Landlords:
New Senior Investment Group Inc.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105

Attn: Bhairav Patel

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10010
Attention: David E. Shapiro
Victor Goldfeld

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Joseph A. Coco
Peter D. Serating

Tenants:	c/o Holiday Retirement
480 N Orlando Ave, Suite 236
Winter Park, Florida 32789
Attn: Chief Financial Officer

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel Deckelbaum

Subtenants:	c/o Holiday Retirement
480 N Orlando Ave, Suite 236
Winter Park, Florida 32789
Attn: Chief Financial Officer

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel Deckelbaum

Manager:	c/o Holiday Retirement
480 N Orlando Ave, Suite 236
Winter Park, Florida 32789
Attn: Chief Financial Officer

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel Deckelbaum

Any instructions, notices or other communications required or which may be given under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or via a nationally recognized overnight courier, to each party to this Agreement, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, at each party’s address as above set forth or in any case to such other address or addresses as hereinafter shall be furnished as provided in this Section 8 by either party to the other party.
9. Entire Agreement; Amendment and Wavier. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, and in the case of a waiver, by the party against whom it is to be effective.
10. Voluntary Agreement. The parties to this Agreement agree that they have thoroughly discussed all aspects of this Agreement with their private attorneys, that they have read and fully understand all the provisions of this Agreement and that they are voluntarily entering into this Agreement.
11. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns. This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the said state, without regard for principles of conflicts of law that would result in the application of the laws of another jurisdiction.
12. Confidentiality. Each party shall keep confidential the terms and provisions of this Agreement. The foregoing shall not preclude any party from disclosing such information if compelled to disclose the same by judicial, regulatory or administrative process or applicable stock exchange listing requirements or by other requirements of any applicable law. If any party is requested or required to disclose any such information, such party shall promptly notify the other parties of any such request or requirement so the other parties may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 14. Furthermore, each party may disclose the terms and provisions of this Agreements to its members, directors, officers, employees, lenders and legal and financial advisors, and other professionals and consultants who need to know such information in order to effectuate the terms and provisions of this Agreement; provided that with respect to any such third party that is provided such information or materials, such person(s) are informed of the confidentiality requirements of this Agreement and their duty to comply with them.
13. Miscellaneous. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not construe it against one party more strictly by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared such document, it being agreed that the agents of all parties have participated in the preparation of this Agreement, and that all parties were afforded adequate opportunity to consult legal counsel prior to execution of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be considered to be an original document, and shall not be amended or modified orally, but only by an agreement in writing, signed by each of the parties hereto. The paragraph captions are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or context of this Agreement or any provisions hereof. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except an action for personal injury) on any matter whatsoever arising out of or in any way connected to this Agreement or the enforcement of the rights and/or obligations of the parties hereunder. Time is of the essence of this Agreement. The parties agree to execute and deliver to the other parties hereto any agreement, document or instrument deemed reasonably necessary or desirable to give effect to the transactions described in this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlords, Tenants, Subtenants and Manager have set their hands effective as of the day and year first set forth above.
LANDLORD 1:
NIC 12 ARLINGTON PLAZA OWNER LLC
NIC 12 BLAIR HOUSE OWNER LLC
NIC 12 BLUE WATER LODGE OWNER LLC
NIC 12 BRIARCREST ESTATES OWNER LLC
NIC 12 CHATEAU RIDGELAND OWNER LLC
NIC 12 CHERRY LAUREL OWNER LLC
NIC 12 COLONIAL HARBOR OWNER LLC
NIC 12 COUNTRY SQUIRE OWNER LLC
NIC 12 COURTYARD AT LAKEWOOD OWNER LLC
NIC 12 DESOTO BEACH CLUB OWNER LLC
NIC 12 EL DORADO OWNER LLC
NIC 12 ESSEX HOUSE OWNER LLC
NIC 12 FLEMING POINT OWNER LLC
NIC 12 GRASSLANDS ESTATES OWNER LLC
NIC 12 GREELEY PLACE OWNER LLC
NIC 12 GRIZZLY PEAK OWNER LLC
NIC 12 JACKSON OAKS OWNER LLC
NIC 12 MAPLE DOWNS OWNER LLC
NIC 12 PARKWOOD ESTATES OWNER LLC
NIC 12 PIONEER VALLEY LODGE OWNER LLC
NIC 12 REGENCY RESIDENCE OWNER LLC
NIC 12 SIMI HILLS OWNER LLC
NIC 12 STONEYBROOK LODGE OWNER LLC
NIC 12 SUMMERFIELD ESTATES OWNER LLC
NIC 12 VENTURA PLACE OWNER LLC,
each a Delaware limited liability company

By: /s/ Ivy Hernandez
Name: Ivy Hernandez
       Title: Vice President

[Signatures Continue on Following Page]

LANDLORD 2:

NIC 13 THE BENTLEY OWNER LLC
NIC 13 DOGWOOD ESTATES OWNER LLC
NIC 13 FOUNTAINS AT HIDDEN LAKES OWNER LLC
NIC 13 HIDDEN LAKES OWNER LLC
NIC 13 ILLAHEE HILLS OWNER LLC
NIC 13 LODGE AT COLD SPRING OWNER LLC
NIC 13 MADISON ESTATES OWNER LLC
NIC 13 MANOR AT OAKRIDGE OWNER LLC
NIC 13 OAKWOOD HILLS OWNER LLC
NIC 13 ORCHID TERRACE OWNER LLC
NIC 13 PALMER HILLS OWNER LLC
NIC 13 PINEWOOD HILLS OWNER LLC
NIC 13 PUEBLO REGENT OWNER LLC
NIC 13 THE REGENT OWNER LLC
NIC 13 ROCKCREEKOWNERLLC
NIC 13 SHELDON OAKS OWNER LLC
NIC 13 SKY PEAKS OWNER LLC
NIC 13 THORNTON PLACE OWNER LLC
NIC 13 UFFELMAN ESTATES OWNER LLC
NIC 13 VILLAGE GATEOWNERLLC
NIC 13 VISTA DE LA MONTANA OWNER LLC
NIC 13 WALNUT WOODS OWNER LLC
NIC 13 THE WESTMONT OWNER LLC
NIC 13 WHITEROCK COURT OWNER LLC,
each a Delaware limited liability company

By: /s/ Ivy Hernandez
      Name: Ivy Hernandez
Title: Vice President

[Signatures Continue on Following Page]

NIC 13 DURHAM REGENT OWNER LP, a Delaware limited partnership

By: NIC 13 Durham Regent Owner GP, LLC, its general partner

By: /s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

NIC 13 JORDAN OAKS OWNER LP, a Delaware limited partnership

By: NIC 13 Jordan Oaks Owner GP, LLC, its general partner

By: /s/ Ivy Hernandez
Name: Ivy Hernandez
Title: Vice President

[Signatures Continue on Following Page]

State of New York )
.ss:
County of New York )
On the 9th day of May in the year 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared Ivy Hernandez, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity as Vice President, and that by her signature on the instrument, the persons upon behalf of which the individual acted, executed the instrument.

/s/ Jose A. Torres
NOTARY PUBLIC

SUBTENANTS:

NH ARLINGTON PLAZA LLC
NH BENTLEY LLC
NH BLAIR HOUSE LLC
NH BLUE WATER LODGE LLC
NH BRIARCREST ESTATES LLC
NH CHATEAU RIDGELAND LLC
NH CHERRY LAUREL LLC
NH COLONIAL HARBOR LLC
NH COUNTRY SQUIRE LLC
NH COURTYARD AT LAKEWOOD LLC
NH DESOTO BEACH CLUB LLC
NH DOGWOOD ESTATES LLC
NH DURHAM REGENT LLC
NHH EL DORADO LLC
NH ESSEX HOUSE LLC
NH FLEMING POINT LLC
NH FOUNTAINS AT HIDDEN LAKES LLC
NH GRASSLAND ESTATES LLC
NH GREELEY PLACE LLC
NH GRIZZLY PEAK LLC
NH HIDDEN LAKE LLC
NH ILLAHEE HILLS LLC
NH JACKSON OAKS LLC
NH JORDAN OAK LLC
NH LODGE AT COLD SPRING LLC
NH MADISON ESTATES LLC
NH MANOR AT OAKRIDGE LLC
NH MAPLE DOWNS LLC
NH OAKWOOD HILLS LLC
NH ORCHID TERRACE LLC
NH PALMER HILLS LLC
NH PARKWOOD ESTATES LLC
NH PINEWOOD HILLS LLC
NH PIONEER VALLEY LODGE LLC
NH PUEBLO REGENT LLC
NH REGENCY RESIDENCE LLC
NH REGENT LLC
NH ROCK CREEK LLC
NH SHELDON OAKS LLC
NH SKY PEAKS LLC
NH SIMI HILLS LP
NH STONEYBROOK LODGE LLC

NH SUMMERFIELD ESTATES LLC
NH THORNTON PLACE LLC
NH UFFELMAN ESTATES LLC
NH VENTURA PLACE LLC
NH VILLAGE GATE LLC
NH VISTA DE LA MONTANA LLC
NH WALNUT WOODS LLC
NH WESTMONT LP
NH WHITEROCK COURT LLC,
each a Delaware limited liability company

By: /s/ Tyler Nelson
Name: Tyler Nelson
Title: CFO

TENANT 1:
NCT MASTER TENANT I LLC,
a Delaware limited liability company

By: /s/ Tyler Nelson
Name: Tyler Nelson
Title: CFO

TENANT 2:
NCT MASTER TENANT II LLC,
a Delaware limited liability company

By: /s/ Tyler Nelson
Name: Tyler Nelson
Title: CFO

MANAGER:
HOLIDAY AL MANAGEMENT SUB LLC,
a Delaware limited liability company

By: /s/ Tyler Nelson
Name: Tyler Nelson
Title: CFO

GUARANTOR:
HOLIDAY AL HOLDINGS LP, a Delaware
limited partnership

By: Holiday AL Holdings GP LLC, a Delaware
limited liability company, its general partner

By: /s/ Tyler Nelson
Name: Tyler Nelson
Title: CFO

State of Florida )
.ss:
County of Orange )
On the 9 day of May in the year 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared Tyler Nelson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kalpesh P. Patel
NOTARY PUBLIC

State of Florida )
.ss:
County of Orange )
On the 9 day of May in the year 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared Tyler Nelson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kalpesh P. Patel
NOTARY PUBLIC

Schedule A

Landlord 1

2.NIC 12 ARLINGTON PLAZA OWNER LLC;
3.NIC 12 BLAIR HOUSE OWNER LLC;
4.NIC 12 BLUE WATER LODGE OWNER LLC;
5.NIC 12 BRIARCREST ESTATES OWNER LLC;
6.NIC 12 CHATEAU RIDGELAND OWNER LLC;
7.NIC 12 CHERRY LAUREL OWNER LLC;
8.NIC 12 COLONIAL HARBOR OWNER LLC;
9.NIC 12 COUNTRY SQUIRE OWNER LLC;
10.NIC 12 COURTYARD AT LAKEWOOD OWNER LLC;
11.NIC 12 DESOTO BEACH CLUB OWNER LLC;
12.NIC 12 EL DORADO OWNER LLC;
13.NIC 12 ESSEX HOUSE OWNER LLC;
14.NIC 12 FLEMING POINT OWNER LLC;
15.NIC 12 GRASSLANDS ESTATES OWNER LLC;
16.NIC 12 GREELEY PLACE OWNER LLC;
17.NIC 12 GRIZZLY PEAK OWNER LLC;
18.NIC 12 JACKSON OAKS OWNER LLC;
19.NIC 12 MAPLE DOWNS OWNER LLC;
20.NIC 12 PARKWOOD ESTATES OWNER LLC;
21.NIC 12 PIONEER VALLEY LODGE OWNER LLC;
22.NIC 12 REGENCY RESIDENCE OWNER LLC;
23.NIC 12 SIMI HILLS OWNER LLC;
24.NIC 12 STONEYBROOK LODGE OWNER LLC;
25.NIC 12 SUMMERFIELD ESTATES OWNER LLC; and
NIC 12 VENTURA PLACE OWNER LLC.

Schedule B

Landlord 2

26.NIC 13 THE BENTLEY OWNER LLC;
27.NIC 13 DOGWOOD ESTATES OWNER LLC;
28.NIC 13 DURHAM REGENT OWNER LP (f/k/a NIC 13 Durham Regent Owner LLC);
29.NIC 13 FOUNTAINS AT HIDDEN LAKES OWNER LLC;
30.NIC 13 HIDDEN LAKES OWNER LLC;
31.NIC 13 ILLAHEE HILLS OWNER LLC;
32.NIC 13 JORDAN OAKS OWNER LP (f/k/a NIC 13 Jordan Oaks Owner LLC);
33.NIC 13 LODGE AT COLD SPRING OWNER LLC;
34.NIC 13 MADISON ESTATES OWNER LLC;
35.NIC 13 MANOR AT OAKRIDGE OWNER LLC;
36.NIC 13 OAKWOOD HILLS OWNER LLC;
37.NIC 13 ORCHID TERRACE OWNER LLC;
38.NIC 13 PALMER HILLS OWNER LLC;
39.NIC 13 PINEWOOD HILLS OWNER LLC;
40.NIC 13 PUEBLO REGENT OWNER LLC;
41.NIC 13 THE REGENT OWNER LLC;
42.NIC 13 ROCK CREEK OWNER LLC;
43.NIC 13 SHELDON OAKS OWNER LLC;
44.NIC 13 SKY PEAKS OWNER LLC;
45.NIC 13 THORNTON PLACE OWNER LLC;
46.NIC 13 UFFELMAN ESTATES OWNER LLC;
47.NIC 13 VILLAGE GATE OWNER LLC;
48.NIC 13 VISTA DE LA MONTANA OWNER LLC;
49.NIC 13 WALNUT WOODS OWNER LLC;
50.NIC 13 THE WESTMONT OWNER LLC; and
51.NIC 13 WHITEROCK COURT OWNER LLC.

Schedule C

Subtenants

52.NH ARLINGTON PLAZA LLC;
53.NH BENTLEY LLC;
54.NH BLAIR HOUSE LLC;
55.NH BLUE WATER LODGE LLC;
56.NH BRIARCREST ESTATES LLC;
57.NH CHATEAU RIDGELAND LLC;
58.NH CHERRY LAUREL LLC;
59.NH COLONIAL HARBOR LLC;
60.NH COUNTRY SQUIRE LLC;
61.NH COURTYARD AT LAKEWOOD LLC;
62.NH DESOTO BEACH CLUB LLC;
63.NH DOGWOOD ESTATES LLC;
64.NH DURHAM REGENT LLC;
65.NHH EL DORADO LLC;
66.NH ESSEX HOUSE LLC;
67.NH FLEMING POINT LLC;
68.NH FOUNTAINS AT HIDDEN LAKES LLC;
69.NH GRASSLAND ESTATES LLC;
70.NH GREELEY PLACE LLC;
71.NH GRIZZLY PEAK LLC;
72.NH HIDDEN LAKE LLC;
73.NH ILLAHEE HILLS LLC;
74.NH JACKSON OAKS LLC;
75.NH JORDAN OAK LLC;
76.NH LODGE AT COLD SPRING LLC;
77.NH MADISON ESTATES LLC;
78.NH MANOR AT OAKRIDGE LLC;
79.NH MAPLE DOWNS LLC;
80.NH OAKWOOD HILLS LLC;
81.NH ORCHID TERRACE LLC;
82.NH PALMER HILLS LLC;
83.NH PARKWOOD ESTATES LLC;
84.NH PINEWOOD HILLS LLC;
85.NH PIONEER VALLEY LODGE LLC;
86.NH PUEBLO REGENT LLC;
87.NH REGENCY RESIDENCE LLC;
88.NH REGENT LLC;
89.NH ROCK CREEK LLC;
90.NH SHELDON OAKS LLC;
91.NH SKY PEAKS LLC;
92.NH SIMI HILLS LP;
93.NH STONEYBROOK LODGE LLC;
94.NH SUMMERFIELD ESTATES LLC;

95.NH THORNTON PLACE LLC;
96.NH UFFELMAN ESTATES LLC;
97.NH VENTURA PLACE LLC;
98.NH VILLAGE GATE LLC;
99.NH VISTA DE LA MONTANA LLC;
100.NH WALNUT WOODS LLC;
101.NH WESTMONT LP; and
102.NH WHITEROCK COURT LLC.

Exhibit A

Form of New Management Agreement

[See attached.]

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is effective as of ______________, 2018 (the “Effective Date”), and is entered into by and between [______________________], a Delaware [limited liability company] (“Manager”), and [__________________], a Delaware [partnership] [limited liability company] (“Tenant”). Tenant leases the senior living facility known as [______________________] and located at [______________________] (such facility, together with the land on which such facility is located, the “Facility”) pursuant to a lease dated as of [________], 2018 from [____], a Delaware limited [partnership] [liability company], and certain of its affiliates, as landlord, to Tenant, as tenant, and desires to retain Manager to manage and operate the Facility pursuant to the terms and conditions of this Agreement. Manager and Tenant agree as follows:
1.Appointment: As of the Effective Date and subject to the terms and conditions of this Agreement, Tenant hereby appoints Manager as its exclusive operating, managing and leasing agent for the Facility, which includes the power and authority to act in the name of and on behalf of Tenant to transact the business of operating and managing the Facility and to make and execute contracts, leases, and other writings, assurances, and instruments which may be needed to operate and manage the Facility as a senior housing community providing independent living services. Manager hereby accepts such appointment, together with all the rights, powers, and authority provided by Tenant, and Manager hereby agrees that as the operator of the Facility, it shall act in accordance with the terms of this Agreement. Tenant shall retain its leasehold interest in, and nothing herein shall be construed to give Manager any interest in: (a) the Facility; or (b) any assets necessary or convenient to the ownership, leasing, use, and operation of the Facility and acquired with Tenant’s funds or revenues of the Facility (including any furnishings, fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, agreements with residents and other contracts or agreements relating to the Facility); provided, that (i) Manager shall have such rights to possession or use as may be required to allow Manager to perform its obligations under this Agreement, and (ii) Tenant shall have no ownership interest in any National Contract (as defined in Section 2(f)).
2. Management Responsibilities: Manager, upon its own initiative, shall use commercially reasonable efforts to bring to Tenant’s attention opportunities to (i) increase or stabilize the revenues of the Facility and control or minimize the expenses of the Facility and (ii) improve the quality of services to the Residents. Manager shall promptly notify Tenant of (A) any events or conditions with respect to the Facility that have, or could reasonably be expected to have, a material adverse effect on Tenant or the Facility, (B) any condemnation with respect to the Facility, (C) any material casualty with respect to the Facility, (D) receipt of written notice of default of any material legal obligation of Tenant, and (E) the initiation of any legal matters or proceedings that under Section 2(o) cannot be settled without Tenant’s consent. In addition to Manager’s obligations set forth elsewhere in this Agreement, Manager shall perform the duties and provide the services described in this Section 2 below.

(a) Facility Management Team: Manager shall recruit, evaluate, select, employ, train, supervise, manage and discharge the Facility’s management team, who shall be responsible for the functional operation of the Facility and execution on a day-to-day basis of policies established by Manager in accordance with this Agreement.
(b) Personnel:
(i) Manager (or an Affiliate of Manager) shall be the employer of all personnel employed from time to time at the Facility and all Facility sales personnel (collectively, “Facility Employees”) and certain off-site personnel. All matters pertaining to the employment, selection, training, supervision, compensation, promotion and discharge of the Facility Employees are the responsibility of Manager, with respect to which Manager shall exercise reasonable care. Manager shall maintain staffing levels at the Facility at all times at levels which are sufficient to operate the Facility consistent with the Performance Standard. Subject to the other terms of this Agreement, Manager shall have the sole power to hire, discipline and/or dismiss all personnel employed at the Facility and to make all staffing decisions, provided, at Tenant’s reasonable prior written request, Manager shall consult with Tenant regarding recruitment, hiring and dismissal with respect to any community general manager. Furthermore, upon prior written notice to Manager, Manager shall make any community general manager reasonably available for discussions with Tenant, provided that Manager shall be entitled to have a designated representative present during any such meetings. Manager shall establish all necessary and desirable personnel policies, wage structures and staff schedules for employment of personnel at the Facility. All Facility Employees’ duties in connection with their employment shall be exclusively dedicated to the Facility, provided that (so long as sufficient staffing levels are maintained as provided above) Manager may from time to time assign any Facility Employee to provide services to any senior housing facility owned or managed by Manager or its Affiliates (other than the Facility), in which event all costs relating to such Facility Employee shall be allocated to the Facility and to the other facilities receiving the benefit of such services, provided the methodology used to allocate expenses to the Facility is reasonable and equitable and approved by Tenant.
(ii) Subject to prior notice to Tenant, Manager shall negotiate with any union lawfully entitled to represent employees and may execute in its own name, and not as agent for Tenant, collective bargaining agreements or labor contracts resulting therefrom, provided that, in no event shall Manager, without Tenant’s prior written consent (which consent shall not be unreasonably withheld), enter into any collective bargaining agreements or labor contracts which shall cause Manager to incur expenses with respect to the Facility for any year in excess of the amounts contemplated by the Annual Budget for such year unless Manager agrees in writing that it shall be solely responsible for any material increase in costs resulting therefrom.
(iii) Manager shall comply, in all material respects, with all Applicable Laws having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee related subjects with respect to the Facility Employees.
(iv) Within five (5) days after the end of each calendar month during the term of this Agreement, Manager shall deliver to Tenant a notification of the hiring and/or discharge, as applicable, of any community general manager or sales personnel during such calendar month. In addition, upon written request of Tenant (but in any event not more often than one (1) time in any thirty (30) day period), Manager shall provide to Tenant a written schedule listing, as of a date that is not more than thirty (30) days prior to the date of delivery, all Facility Employees, such Facility Employee’s title or job description, salary and additional compensation or perquisites (such as lodging, meals, maintenance, moving expenses, bonus and incentive compensation and the like).
(c) Operational Policies: Subject to the other terms of this Section 2, Manager shall maintain and develop all operational policies, procedures and manuals as may be necessary to ensure compliance with any licensure requirements of Tenant and/or the Facility and to ensure establishment and maintenance of the standards of resident services appropriate to operating the Facility as a senior independent living community.
(d) Forms: Manager shall maintain and develop all invoices and other such forms necessary for the operation of the Facility.
(e) Charges: Manager shall establish the schedules of recommended charges for occupancy, products and services, including any and all special charges to the residents of the Facility. Manager may periodically review and adjust any and all such charges.
(f) Utility and Service Contracts: Manager shall, on behalf of the Facility (in the name of Manager or its affiliate(s) (if necessary or beneficial) or in the name of, and as agent for, Tenant), enter into or cause the execution of service contracts as required in the ordinary course of business for the operation of the Facility including contracts for water, electricity, natural gas, telephone, sewer, cleaning, trash removal, pest control, cable television, elevator, and boiler maintenance, and other services related to the maintenance of the Facility or to the health and safety of its occupants and employees and such other contracts as may be necessary to carry out the obligations imposed on Manager under this Agreement. All Facility contracts (excluding (i) National Contracts (defined below) and (ii) contracts with Affiliates of Manager), which are in effect at the expiration or termination of this Agreement and which were entered into in accordance with the terms of this Agreement and are assignable, to the extent not in the name of Tenant, shall be assigned by Manager to Tenant or its designee effective as of the date of such expiration or termination of this Agreement; provided that if any contract requires consent to assignment pursuant to the terms thereof, and the counterparty to such contract will not consent to an assignment, any early termination fees shall be the responsibility of Tenant or its designee and Manager shall have no liability with respect thereto. Manager shall use good faith efforts to negotiate terms in each contract (other than National Contracts and any contract with a term of sixty (60) days or fewer) (x) permitting assignment to Tenant or its designee upon expiration or termination of this Agreement at no cost to Tenant or its designee and (y) requiring no termination or assignment fees. Manager shall perform as and when required under Facility contracts the duties and responsibilities imposed on Tenant under the terms thereof. Facility contracts may consist of any National Contract to the extent that (a) such National Contract offers market and competitive price and are otherwise on market terms, (b) the prices charged by the vendors under such National Contract with respect to the Facility are no greater than the prices charged for the same goods or services with respect to other facilities covered by such National Contracts and located in the same geographical region as the Facility, (c) Tenant has the right to review and approve the allocation methodology for each National Contract in connection with the Proposed Annual Budget and (d) Tenant shall have no liability for any Claims with respect to any National Contracts which Claims first arise or accrue from and after the date that this Agreement is terminated or Manager (and/or Sub-Manager) is no longer managing the Facility. “National

Contracts” shall mean any national or other contracts in the name of Manager or one of its Affiliates or Sub-Manager or one of its Affiliates pursuant to which the Facility, as well as any facility other than those owned or leased by Tenant or an Affiliate of Tenant, is receiving goods, services and/or other benefits. Manager shall use commercially reasonable efforts to obtain for the benefit of the Facility and Tenant all Rebates available, including by making bulk purchases and early payment of invoices. In the event that Manager or its Affiliates receive any Rebates, such Rebates shall accrue exclusively to the benefit of the Facility, except that, with respect to any Rebates under any National Contracts, Manager agrees to allocate a fair and reasonable portion of such Rebates to the Facility. Manager shall use a reasonable competitive bidding process with respect to any contracts or orders that are reasonably likely to result in the aggregate amount payable with respect thereto exceeding $100,000 in any twelve (12) month period. Manager shall not execute any contract with Manager or any Affiliate of Manager (it being agreed that, for purposes of this sentence, “control” (as used in the definition of the term “Affiliate”) of any entity shall include ownership of more than ten percent (10%) of the equity interests in such entity, as well as the power to direct the management or policies of such entity) relating to the provision of goods or services for the Facility if Tenant is required to pay the costs of such contract pursuant to the terms of this Agreement, unless (A) Manager has disclosed such affiliation to Tenant in writing, and (B) Tenant has approved such contract in writing (after Manager’s disclosure of such affiliation), which consent shall not be unreasonably withheld, conditioned or delayed, provided that the restriction set forth in this sentence shall not apply to any National Contract so long as the terms of subsections (a), (b) and (c) above are satisfied with respect to such National Contract. Upon Tenant’s request from time to time, Manager shall provide Tenant with a complete list and copies of all Facility contracts, including all Occupancy Agreements (as defined in Section 2(n) below). From time to time, upon Tenant’s request, Manager shall provide to Tenant a schedule of all existing contracts to which Manager or Sub-Manager is a party for the provision of goods or services to the Facility.
(g) Purchasing: Manager shall purchase or arrange for the purchase of inventories, provisions, supplies, and operating equipment necessary for the maintenance and operation of the Facility.
(h) Maintenance and Repair: Manager shall coordinate the repair and maintenance of the Facility in a condition that is substantially the same or better than existed as of the Effective Date (or, if later, the date of completion of any capital improvement to the Facility in accordance with the terms hereof), ordinary wear and tear and casualty excepted, including cleaning, painting, decorating, plumbing, electrical, HVAC, appliances, carpentry and ground care.
(i) Information and Other Requirements:
(i) Marketing and Overall Business Plan: Manager shall develop and implement the overall business and marketing plans for the Facility.
(ii) Tenant and Manager Representative Communications: Each party shall select a representative from time to time, and as notified to the other party in writing, for purposes of communications between Tenant and Manager with respect to the management and operation of the Facility, the Proposed Annual Budget, the Annual Budget and other matters requiring communication pursuant to the terms of this Agreement.

(iii) In-Person Meeting with Tenant: Upon not less than ten (10) business days’ prior written request by Tenant, Manager shall cause a representative of Manager to meet at the Facility or participate in phone conversations with representatives of Tenant to discuss matters concerning the Facility (including the reports provided pursuant to Section 2(l)).
(j) Equipment and Improvements:
(i) Manager shall advise Tenant as to any recommended improvements to the Facility and/or as to the replacement of obsolete or run-down equipment. Tenant shall review and decide upon Manager’s recommendations as soon as practicable. Manager shall not be liable for any cost or liability which Manager or Tenant may incur, or to which Tenant may be subject, in the event Tenant fails to act on or disregards Manager’s recommendations (or for any failure of Manager to comply with this Agreement caused by such failure of Tenant, and Manager shall not be deemed to be in default hereunder as a result thereof) to the extent resulting from the failure of Tenant to follow or to act upon such recommendations. Notwithstanding the foregoing, Manager shall maintain the equipment and improvements in the same or better condition as existed as of the Effective Date (or, if applicable, as of such later date of completion of a capital improvement or equipment purchase with respect to such improvement or equipment), ordinary wear and tear and casualty excepted, and Manager shall cause all repairs, replacements and maintenance to be performed for such purpose; provided, however, that the same shall at all times be undertaken in a workmanlike and lien free manner. Subject to the terms of Section 2(j)(ii) below, Manager shall use the Facility’s on-site maintenance personnel for all day-to-day maintenance activities, as and when reasonably practicable, and, as necessary, shall contract with qualified third party contractors to provide necessary services with respect to the Facility.
(ii) Tenant, in its sole discretion, may elect to make any repairs or capital improvements at the Facility, provided, if the same are unbudgeted, the cost for such additional repairs or capital improvements are paid by the Tenant outside of the Annual Budget (or pursuant to a modification of the Annual Budget) (each, an “Tenant Project”). With respect to any Tenant Project, except with respect to an emergency or as necessary to comply with Facility Loan Documents or other legal obligations (in which case as much prior notice shall be provided to Manager as is practicable), Tenant shall provide not less than sixty (60) days’ written notice of the proposed repair or capital improvement project and coordinate with Manager to minimize disruption to operations at the Facility. If any repair or capital improvement project undertaken pursuant to the terms of this Section 2(j)(ii) results in a Disruption Condition for a period in excess of thirty (30) days and at the time of such project the occupancy at the Facility is not less than 90%, the Fee paid to Manager for any month in which all or a portion of a Disruption Period occurs shall not be less than the average Fee paid for the most recent three (3) month period during which there existed no Disruption Condition. Manager shall cause any repair or capital improvement contemplated by this Section 2(j)(ii) to be completed pursuant to Section 2(h); provided, however, if any such repair or capital improvement project is estimated to cost $50,000 or more, Tenant shall have the right, at its election, to manage and control the project, including selecting and managing the contractors. Notwithstanding anything to the contrary contained in this Agreement, if Tenant makes such election to manage and control any project (such project, an “Tenant Controlled Project”), Manager shall have no liability or obligation hereunder or otherwise with respect to any Tenant Controlled Project, the personnel and/or contractors selected by Tenant or their performance (or failure to perform), the quality of their work and/or any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses that arise from any Tenant Controlled Project, and Tenant shall be solely responsible for any Tenant Controlled Project and indemnify and hold harmless Manager for any Claims arising out of any such Tenant Controlled Project. Furthermore, for any project which Tenant does not elect to control pursuant to this Section 2(j) (any such project, a “Manager-Controlled Project”), Manager shall have no liability with respect to such Manager Controlled Project, the personnel and/or contractors selected by Manager or their performance (or failure to perform), the quality of their work and/or any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses that arise from any Manager Controlled Project, provided Manager’s performance of its duties with respect to such Manager Controlled Project does not constitute gross negligence or willful misconduct. For the purposes of this Section 2(j)(ii), with respect to any repair or capital improvement project undertaken pursuant to this Section 2(j)(ii), (i) “Disruption Condition” shall mean that not less than ten percent (10%) of the residential units at the Facility are unavailable for occupancy due to such project, and (ii) “Disruption Period” shall mean that period commencing on the date the applicable Disruption Condition commences and ending on the date that is the earlier of sixty (60) days following the date such Disruption Condition ceases to exist and the date all of the applicable units are occupied. In connection with any Manager-Controlled Project, Manager shall use commercially reasonable efforts to prevent any liens from being filed against the Facility, and shall seek (and, for any work or materials which cost more than $10,000 or for which acknowledgements, waivers and releases are required under any Applicable Facility Loan Documents, Superior Leases and Title Documents, shall obtain as a condition to payment therefor) payment acknowledgments, claim waivers and lien releases from the personnel and contractors performing work or furnishing materials, in connection with such project, but only to the extent that Tenant has made funds available to Manager to pay for such work or materials.
(k) Bookkeeping and Accounting: Manager shall keep, prepare and maintain books and records of the Facility in the ordinary course using a consistent method from period to period, accurately reflecting the operational and financial affairs of the Facility. All financial reports shall be prepared in accordance with GAAP, provided, for the avoidance of doubt, the parties agree that any move-in fees or other incentives paid by a resident will be reflected in the financial statements and amortized over the remaining expected length of stay for such resident on a straight line basis in accordance with GAAP. Manager will prepare and deliver, or cause to be prepared and delivered, to Tenant for its review, and file or cause to be filed, all property-level tax returns of the Facility, including sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns, as applicable. Subject to the provisions of this Agreement, Manager shall use commercially reasonable efforts (i) to cause the Facility to be operated in a manner to assure that Tenant and the Facility receive all benefits of applicable tax exemptions or credits available thereto from any Governmental Authority and (ii) to appeal any tax assessments (x) in the event that Manager determines such assessments to be incorrect or unreasonable or (y) at the direction of Tenant, provided in each case Manager shall consult with Tenant in connection with such appeal process. Manager shall provide Tenant data in Manager’s possession, or otherwise available to Manager, relating to the Facility which Tenant may need for the preparation of federal and state tax returns. Manager shall provide Tenant all documents and data in Manager’s possession, or otherwise available to Manager, relating to the Facility which Tenant may need for the preparation of federal and state income tax returns. Manager shall provide such documents and information promptly upon request by Tenant. Manager shall not be responsible for the preparation of any of Tenant’s income tax returns.

(l) Reports: Manager shall deliver or cause to be delivered to Tenant the following financial statements and reports with respect to its operations at the Facility:
(i) annual financial statements (balance sheet, cash flow statement, income statement, and book and tax depreciation schedules), certified to be true, accurate and complete, in all material respects, by Manager, and audited by an independent certified public accounting firm reasonably selected by Tenant, within 30 days after the end of each calendar year (the “Annual Financial Statement”);
(ii) each of the monthly reports set forth and designated as “Monthly Reports” on Schedule 2(l) attached hereto (collectively, the “Monthly Reports”). The Monthly Reports shall be provided to Tenant in the format and within the number of days after the end of each such calendar month specified in Schedule 2(l) and shall be certified by Manager to be true, accurate and complete in all material respects;
(iii) the reports, statements and other items relating to the Facility or Manager which are required, as and (subject to Section 2(q)(i)) when required, under the Facility Loan Documents then in effect between Tenant and the Facility Lender, so long as the same remains in effect; provided, that, notwithstanding anything to the contrary contained herein, Tenant shall reimburse Manager for Manager’s out-of-pocket costs and expenses incurred in connection with preparing any reports, statements or other items under this clause (iii) that are not customarily provided in connection with loans secured by properties that are similar to the Facility;
(iv) any other reports or statements set forth on Schedule 2(l); and
(v) any other reports or statements reasonably requested by Tenant.
All costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under clauses (ii), (iii) and (iv) above shall be at Manager’s expense. All costs and expenses incurred in connection with the delivery of audited financial statements pursuant to clause (i) above and Manager’s out-of-pocket costs incurred in delivering any report or statement pursuant to clause (v) shall be at Tenant’s expense.
So long as Tenant has paid to Manager all amounts due and owing to Manager pursuant to the terms of this Agreement and with respect to any such report, Manager’s obligations under this Section 2(l) to prepare and deliver any report to Tenant shall survive the expiration of the Term or earlier termination of this Agreement but only with respect to the reports that would have been due and delivered by Manager for the applicable reporting period ending on or immediately after such expiration or termination date.
(m) Operating Plans and Budgets: The Annual Budget for calendar year 2018 shall be the budget attached hereto as Schedule 2(m) (the “Initial Budget”). Each of Tenant and

Manager agrees and acknowledges that it has had a reasonable opportunity to review, and has approved, the Initial Budget. With respect to each subsequent calendar year during the Term, Manager shall prepare and shall submit to Tenant, for Tenant’s review and approval, an annual operating plan and budget for the Facility setting forth in reasonable detail the estimated receipts and expenditures (capital, operating, maintenance and other) for the Facility on a monthly and an annual basis (including projected EBITDARM), a proposed cash flow statement, a proposed marketing plan, the method of calculation of the rates and prices for occupancy, products and services provided at the Facility, a proposed schedule of salaries and benefits for the Facility Employees and a financial analysis for any new programs to be established or any recommendations to close existing programs, which proposed annual operating plan and budget (“Proposed Annual Budget”) shall be comparable in form to the Initial Budget. “Annual Budget” refers to the then operable annual plan and budget, which is either agreed upon by the parties or determined in accordance with Section 2(m)(iii) and Section 2(m)(iv) below, subject to the terms of this Agreement. Manager shall submit to Tenant on or prior to November 1 of each year for the succeeding calendar year a complete draft of the Proposed Annual Budget for Tenant’s review. Manager and Tenant shall use good faith efforts to update, finalize and approve the Proposed Annual Budget prior to December 31 of each year. Once the Proposed Annual Budget has been submitted to Tenant the following provisions shall apply with respect to the review and approval thereof:
(i) If Tenant disagrees with any portion of the Proposed Annual Budget, Tenant will notify Manager in writing of the same on or prior to the later of (x) thirty (30) days after delivery to Tenant of the Proposed Annual Budget, or (y) December 10 of the year prior to the year covered by the Proposed Annual Budget (the “Budget Response Deadline”). If Tenant fails to respond or does not reject all or any portion of the Proposed Annual Budget for a given year on or prior to the Budget Response Deadline, Manager delivers to Tenant a notice stating that Tenant will be deemed to have approved the Proposed Annual Budget unless Tenant responds within five (5) days, and Tenant fails to respond or does not reject all or any portion of the Proposed Annual Budget during such five (5) day period, then Tenant shall be deemed to have approved the entire Proposed Annual Budget.
(ii) If Tenant rejects in writing any portion of the Proposed Annual Budget for any calendar year on or prior to the Budget Response Deadline (or prior to the deemed approval of the entire Proposed Annual Budget), Manager shall respond to Tenant’s objections no later than seven (7) days after Tenant’s rejection. If Tenant and Manager remain in disagreement with respect to the Proposed Annual Budget following such response from Manager, Tenant and Manager shall use good faith efforts to resolve such disagreement prior to the date that is the later of (the “Budget Finalization Period”) (x) ninety (90) days after the date of delivery to Tenant of the Proposed Annual Budget for such calendar year, or (y) March 31 of the calendar year relating to such Proposed Annual Budget.
(iii) Manager shall implement the Annual Budget and shall not incur expenses with respect to the Facility for any year in excess of the amounts contemplated by the Annual Budget for such year without Tenant’s prior written consent. Notwithstanding the foregoing, Manager shall not be deemed to be in default of its obligations under this Section 2(m)(iii) in the event: (u) Manager pays the Sub-Management Fee in accordance with the Sub-Management Agreement (even if such fee exceeds the amount set forth in the Annual Budget therefor, so long as Manager’s estimate therefor set forth in the Proposed Annual Budget was its good faith estimate of such fee) (v) Manager incurs any expenditures for taxes and similar charges, utility costs and insurance premiums in respect of the Facility, (w) Manager incurs any expenditures that must be made immediately in order to cure any violation, or to avoid any imminent violation, of Applicable Law that would impose material liability on Tenant or Manager, (x) Manager incurs any expenditures that do not cause the aggregate operating expenses or capital expenditures (as applicable) set forth in the Annual Budget to be exceeded by more than 5%, (y) in the event of an occurrence or condition that poses an imminent risk of damage to the Facility or injury to its occupants or employees, Manager incurs any expenditures required in connection therewith to protect the Facility and/or the health and safety of the Facility occupants and employees, and/or (z) Manager incurs any other expenditures specifically required or permitted pursuant to the terms of this Agreement (the foregoing, together with any other expenditures approved by Tenant, and any expenditures contemplated by any Annual Budget, “Permitted Expenditures”). Any other expenditures, including capital expenditures for repairs, replacements or improvements not contemplated by the Annual Budget (except as contemplated by this subsection (iii)), shall be subject to the prior written approval of Tenant; provided, however, Tenant shall not be deemed to have unreasonably withheld its approval if (aa) Tenant lacks the financial resources to cover the cost of such expenditure or (bb) the cost of any expenditure will exceed $15,000 individually or in the aggregate with other unbudgeted expenditures in the same calendar year.
(iv) In the event an Annual Budget (or portion thereof) has not been agreed upon on or prior to the beginning of a given calendar year, the Annual Budget (or corresponding portion thereof) for the prior calendar year shall serve as the applicable operating plan and budget until the earlier of (x) the date Tenant and Manager mutually agree upon the Annual Budget for such calendar year and (y) the expiration of the Budget Finalization Period; provided that if Tenant and Manager do not mutually agree upon the Annual Budget (and until such time as they so mutually agree) (1) each line item in such operating budget (or portion thereof) shall be an amount equal to 103% of the corresponding line item amount reflected in the prior calendar year’s Annual Budget, (2) such operating budget shall be further increased to reflect (A) all revenue increases or decreases and variable cost increases or decreases resulting from any increase or decrease in the rate of occupancy at the Facility over the rate of occupancy contemplated in the prior year’s Annual Budget and (B) increased or decreased costs relating to utility expenses, fuel, general real estate taxes, insurance premiums and other items not within the control of the Manager and (C) increased or decreased costs incurred under the terms of any National Contract over which Manager does not have discretion thereunder, and (3) any amounts included in the Annual Budget for the prior calendar year for specific capital improvements shall be disregarded only to the extent such improvements have been completed and paid for. To the extent that Manager and Tenant cannot resolve any disputed matters with respect to any Proposed Annual Budget on or prior to the expiration of the Budget Finalization Period, then Tenant shall make a final determination regarding such disputed matters and the Annual Budget for such calendar year shall reflect such final decisions.
(n) Occupancy Agreements: Manager shall, on behalf of and solely as agent for Tenant (and not in its own capacity), enter into agreements with the residents of the Facility (the “Resident Agreements”) and other agreements, if any, for the use or occupancy of space in the Facility (whether by licensees, concessionaires, permissive use arrangement, subtenants, or otherwise) (such other agreements, together with the Resident Agreements, the “Occupancy Agreements”) and perform, as and when required thereunder, the duties and responsibilities imposed on Tenant under the terms thereof. Manager shall use commercially reasonable efforts to ensure that all Occupancy Agreements entered into after the Effective Date, taken together in the aggregate, contain economic terms which are consistent with the then applicable Annual Budget as contemplated by Section 2(m). Manager shall prepare the forms of Occupancy Agreement to be used at the Facility and shall obtain the approval of Tenant (not to be unreasonably withheld, conditioned or delayed), and (if required under the Facility Loan Documents) the Facility Lender, of such forms, before they are used at the Facility. From time to time Manager may reasonably modify any of the forms of Occupancy Agreement used at the Facility to the extent such modifications (i) are required by Applicable Law or (ii) are made with respect to a particular Resident, comply with Applicable Law and are on market terms. Manager shall not otherwise amend or modify the previously approved Resident Agreement form(s) without Tenant’s approval (not to be unreasonably withheld, conditioned or delayed).
(o) Legal Proceedings: Manager shall, through legal counsel reasonably selected by Manager and, to the extent Tenant’s approval is required under this Section 2(o) for the initiation or settlement of the applicable legal matter or proceeding, approved by Tenant, coordinate all legal matters and proceedings relating to the Facility, provided Tenant shall have the exclusive right to approve (i) if, and only if, Tenant holds in its own name regulatory licenses and certifications with respect to the Facility, all settlements of administrative proceedings and litigation related to such licensure or certifications of the Facility, (ii) the initiation by Manager of any claim or lawsuit with respect to the Facility involving an amount equal to or greater than $25,000 (other than any eviction proceeding, which shall not require the prior approval of Tenant), and (iii) the settlement of any contract claim or other claim (other than any claim enforcing the obligations of any resident under any Resident Agreement or any claim against the Facility covered by insurance (and for which counsel has been appointed or approved by the insurance company), which shall not require the prior approval of Tenant) with respect to any matter relating to the Facility involving an amount equal to or greater than $25,000. Notwithstanding the foregoing, (x) any legal matter or proceeding naming, or involving the assertion of claims against, the Manager which does not involve relief sought by or through Tenant and could not reasonably be expected to result in any judgment or lien against, or citation of, the Facility or the Tenant or any cost to Tenant directly or pursuant to Tenant’s indemnity obligation hereunder (whether pursuant to a settlement or otherwise), may, at Manager’s sole option, be controlled solely, and may be settled, by Manager and counsel appointed by Manager in its sole discretion and at Manager’s sole cost, (y) Tenant agrees that Manager shall have the right to reasonably approve any legal counsel with respect to any legal matter or proceeding contemplated herein that names or otherwise involves Manager and all strategies, decisions and/or settlements with respect to any such matter or proceeding shall be subject to the prior consent of Manager, which consent may be granted or withheld in Manager’s sole discretion in the case of a matter or proceeding described in clause (x) above and (z) any legal matter, claim, or suit brought by Manager against Tenant or by Tenant against Manager shall not be subject to the terms of this Section 2(o).
(p) Licensing: Tenant will be the named licensee on the permits, licenses and certifications, if any, for the Facility, and Manager shall use commercially reasonable efforts to transfer, or cause to be transferred, any such permits, licenses and certifications to the name of Tenant promptly following the Effective Date. The parties hereby agree and acknowledge that, during the term of this Agreement, Manager shall maintain in full force and effect the permits, licenses and certifications, if any, required by Applicable Law for the operation of the Facility (and Tenant shall assist Manager and cooperate with Manager as reasonably required in connection therewith). In order to ensure Manager’s compliance with its obligations under this Agreement, if Tenant intends to enter into any regulatory agreement or order, Tenant shall promptly provide Manager with a copy of such agreement or order, and prior to signing any such regulatory agreement or order, Tenant shall, to the extent permitted by Applicable Law, provide Manager the right and reasonable opportunity to review, comment on, and, if such agreement or order modifies Manager’s obligations with respect to the Facility, consult with Tenant regarding, the same.
(q) Standard of Performance: Manager shall use commercially reasonable efforts to manage the Facility at all times as an independent living senior housing community in compliance with Applicable Laws (in all material respects), Manager’s Standards, this Agreement, the Annual Budget and all material requirements of any and all Applicable Facility Loan Documents, Superior Leases and Title Documents (the “Performance Standard”).
(i) With respect to any documents or information relating to the Facility required to be delivered pursuant to any Applicable Facility Loan Document, Superior Lease or Title Document, Manager shall use commercially reasonable efforts to provide the same to Tenant in sufficient time for Tenant to reasonably review any such documents and information and deliver the same to the party entitled thereto prior to the due date under such Applicable Facility Loan Document, Superior Lease or Title Document. In the event that Manager has reason to believe that any Applicable Law or Facility Loan Document, Superior Lease or Title Document may be violated with respect to the Facility, Manager shall promptly notify Tenant.
(ii) Tenant understands that Manager or Affiliates of Manager manage and operate other senior housing communities (whether owned or leased or managed by Manager and its Affiliates or third parties) that compete or may potentially compete with the Facility (collectively, “Competing Facilities”). Manager agrees that it (i) shall act in an impartial manner with respect to managing, operating, leasing and marketing the Facility and any Competing Facilities (ii) shall avoid a course of conduct giving preferential treatment to any Competing Facilities over the Facility, after taking into account all reasonable and relevant factors and circumstances that relate to the Facility, any Competing Facilities and the residents therein, and (iii) during the Term of this Agreement and for a period of six (6) months after the termination of this Agreement, shall not (and shall cause its Affiliates not to) intentionally solicit or persuade any resident of the Facility or any family member or guardian of any resident of the Facility to become the resident of or move the resident to another facility owned, operated or managed by Manager or any of its Affiliates; provided, however, the foregoing shall not apply to any recommendation of the removal or transfer of a resident if it (x) is in the best interest of the care of the resident or (y) is in response to an unsolicited request by the resident or his/her family or caregiver for a recommendation for alternative facilities or (z) if Manager or its Affiliates engage in such actions in the ordinary course of operating their business consistent with past practice (including the use of mass mailing or broadly distributed media) and such actions do not have, and could not reasonably be expected to have, a material, persistent, or recurring adverse effect on the Facility. The parties acknowledge that the remedies available at law for any breach of this Section 2(q)(ii) will, by their nature, be inadequate. Accordingly, Tenant may obtain injunctive or other equitable relief to restrain a breach or threatened breach of this provision or to specifically enforce this provision, without proving that any monetary damages have been sustained. The terms of this Section 2(q)(ii) shall survive the expiration or termination of this Agreement.
(iii) Manager shall not, and shall cause its Affiliates and the Facility Employees and their respective agents not to, violate the FCA in any manner that affects the

Facility or the occupants of the Facility. Manager shall provide information to, and consult with, Tenant as reasonably requested by Tenant from time to time with respect to the internal controls and policies maintained by Manager and its Affiliates in order to ensure compliance with the foregoing covenant, provided that no such provision of information or consultation will relieve Manager of its obligation to comply with such covenant or will impose any obligation or liability on Tenant with respect thereto. Manager shall notify Tenant promptly upon receiving written notice of any actual or alleged violation of the FCA or any investigation or inquiry in connection therewith.
(r) Limitations: Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, without the prior written consent of Tenant, Manager shall not (i) enter into any contract on behalf of the Facility (other than any National Contract) unless the same has a term of less than sixty (60) days or can be terminated upon sixty (60) days’ notice or less without the payment of any termination fee in excess of $2,500, (ii) enter into or renew (or increase the payments with respect to) any contract on behalf of the Facility involving annual payments by Tenant (including if the contract could reasonably be expected to result in annual payments to Tenant) of more than $15,000, even if the amount contemplated by such contract is set forth in the then applicable Annual Budget, (iii) enter into on behalf of the Facility any contract with any Affiliate of Manager, or (iv) enter into any contract with respect to the Facility that contains any restriction on assignment by Manager or Tenant or any change of control of Tenant or Manager.
(s) Units: Manager shall be entitled from time to time to make available any unoccupied guest units at the Facility for use by participants of the Travel Program so long as Residents of the Facility are permitted to use unoccupied guest units at other facilities managed by Manager pursuant to, and in accordance with, the terms of the Manager’s Travel Program.
(t) Manager’s Obligations Generally: Notwithstanding anything to the contrary contained in this Agreement, Manager shall not be in default of the terms of this Agreement for failure to perform any agreement or obligation required hereunder or otherwise for failure to comply with the terms of this Agreement to the extent (A) Manager is unable to perform in accordance with the terms of this Agreement because the Annual Budget is not sufficient due to factors that are not within Manager’s reasonable control, provided Manager has provided written notice to Tenant identifying the insufficiency of the applicable line item, and Tenant elects not to adjust the Annual Budget to remedy such insufficiency, or (B) Tenant fails to fund any amount required to be funded to the Operating Account (including funds required to pay Permitted Expenditures) in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Manager shall not have any obligation or liability with respect to any non-renewal, withdrawal, suspension, violation or administrative review of Tenant’s licenses and/or certifications required for the operation of the Facility to the extent resulting from the actions or inaction of Tenant.
(u) SOX Compliance: Manager shall cooperate with Tenant, at Tenant’s sole cost and expense, as Tenant may reasonably request from time to time to enable Tenant to comply with all provisions of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof applicable to Tenant, including taking any actions reasonably requested by Tenant from time to time to enable Tenant to (i) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (ii) establish and maintain disclosure controls and procedures that are effective in timely alerting Tenant’s principal executive officer and its principal financial officer to material information required to be included in Tenant’s periodic reports required under the Securities Exchange Act of 1934.
(v) Status; Authority; Binding Effect. Manager represents and warrants that, as of the date hereof, (i) Manager is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to manage the Facility and any other managed property, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action of Manager; and (iii) assuming this Agreement is enforceable against Tenant, this Agreement shall constitute the legal, valid, and binding obligation of Manager, enforceable against Manager in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).
(w) Notice of Events. If required by the Facility Loan Documents, Manager will, promptly after obtaining written notice or actual knowledge thereof, provide Tenant notice of (i) the occurrence of any material injury to any person at the Facility or any condition that could reasonably be expected to result in material injury to any person at the Facility, (ii) the occurrence of any material damage to the Facility or any condition that could reasonably be expected to result in material damage to the Facility, (iii) a material threat of litigation with respect to the Facility, (iv) an investigation by a Governmental Authority of an incident at the Facility or (v) any lapse in insurance coverage required to be maintained pursuant to the terms of this Agreement. Tenant has the right to require that notice of any such material threat of litigation be given to any insurance provider. Within forty-eight (48) hours of receipt by Manager of any material written notice from any Governmental Authority including any notice of violation or other material correspondence, surveys, complaint investigation report, licensing renewals or plan of correction, Manager shall provide Tenant with a copy of such notice by fax, overnight mail, email or other comparable means of expedited transmission. Within forty-eight (48) hours of receipt by Tenant of any material written notice from any Governmental Authority including any notice of violation or other material correspondence, surveys, complaint investigation report, licensing renewals or plan of correction. Tenant shall provide Manager with a copy of such notice by fax, overnight mail, email or other comparable means of expedited transmission.
3. Operating Responsibilities and Operating Account:
(a) Operating Costs: Except as otherwise specifically provided to the contrary in this Agreement with respect to certain costs for which Manager is expressly responsible and except for costs for which Manager may be held responsible under the default and/or indemnification provisions of this Agreement, all costs, wages, salaries of Facility Employees and all expenses, fees, obligations and liabilities incident to or arising out of the ownership, leasing or operation of the Facility, including all real estate and personal property taxes and assessments or related governmental charges payable by or assessed against Sub-Manager, Manager, Tenant, or the Facility relating exclusively to the Facility (other than income or other taxes based on Sub-Manager’s, Manager’s or Tenant’s receipt of income from the operation of the Facility), franchise, sales and use taxes, insurance costs and expenses, any and all payments under personal property leases used in the operation of the Facility (but excluding payments relating to any real property lease(s)) and all fees paid by Tenant to Manager pursuant to this Agreement or paid pursuant to any Sub-Management Agreement, in each case whether or not specified in this Agreement, and otherwise incurred by Manager in accordance with the terms of this Agreement including all Permitted Expenditures (collectively, the “Facility Expenses”), shall be the responsibility of Tenant, and shall be paid by Manager as and when due from the funds in the Operating Account as contemplated by Section 3(b); provided, however, all real property taxes, all debt service (and all fees, penalties and costs related thereto) and any reserves and/or escrows required by the terms of any Facility Loan Documents shall be paid in a timely manner directly by Tenant and Manager shall have no obligation with respect thereto. Notwithstanding the foregoing, in the event the funds available in the Operating Account are insufficient to pay (i) payroll (to the extent Permitted Expenditures), (ii) amounts due under National Contracts when owed (to the extent Permitted Expenditures), (iii) expenditures required to cause compliance with Applicable Law (to the extent Permitted Expenditures) or (iv) expenditures required to protect the Facility and/or the health and safety of the Facility occupants or employees in the event of an imminent threat thereto, Manager shall have the right, but not the obligation, to pay such expenses from its own funds and to seek reimbursement therefor from Tenant or from funds in the Operating Account. Facility Expenses shall also include a pro rata portion of any expenses incurred by Manager for the benefit of the Facility which also benefit one or more other facilities operated by Manager or an Affiliate of Manager, provided that the methodology used to allocate expenses to the Facility is reasonable and equitable and approved by Tenant. Notwithstanding the foregoing, Manager is specifically responsible for all expenses (w) relating to all corporate offsite personnel and other offsite overhead expenses of Manager and its Affiliates (specifically excluding expenses relating to any employee that are payable by Tenant pursuant to any contract, which contract is approved by Tenant), (x) of any in-house risk manager, architect, accountant, attorney or professional advisor or consultant employed by Manager or its Affiliate or by Tenant, in consultation with Manager, to ensure compliance with the Performance Standard, (y) incurred in the management or operation of properties or communities other than the Facility, and (z) otherwise designated hereunder as an obligation or responsibility of Manager.
(b) Operating Account: Manager shall establish and maintain an operating account in the name, and for the benefit, of Tenant with regard to the operation of the Facility and complying with the terms of any Applicable Facility Loan Documents, Superior Leases and Title Documents (the “Operating Account”) and a security deposit account (the “Security Deposit Account” together with the Operating Account, the “Accounts”). At all times during the Term, Tenant shall maintain a balance in the Operating Account in the amount of $[_____________], which amount may be modified from time to time by mutual agreement of Tenant and Manager (as so modified, the “Minimum Balance”). With respect to the Accounts, during the Term, Manager shall have sole control of the Accounts and shall be authorized to deposit funds, check balances, withdraw funds, execute checks, and make disbursements in accordance with the terms of this Agreement. Pursuant to written authorization which shall be given by Manager to the Bank, Tenant shall have the right to deposit funds and the right to view-only on-line access to account information (the parties agreeing that, unless Manager is in default beyond all notice and cure periods under this Agreement, Tenant shall have no right to withdraw funds, execute checks and/or make or direct any other disbursements whatsoever from the Accounts or to close the Accounts). Such Accounts shall be established with a bank(s) designated by Tenant (the “Bank”). All funds received from or in connection with the operation of the Facility (other than security deposits, which shall be deposited in the Security Deposit Account) shall be deposited in the Operating Account and, subject to Tenant fulfilling its obligations hereunder with respect to funding any Cash Flow Shortfall (as defined below), Manager shall pay when due the payroll obligations for the Facility Employees, taxes and insurance premiums (except to the extent paid from an escrow account pursuant to the Facility Loan Documents), accounts payable incurred in the operation of the Facility, and all other Facility Expenses (provided, in each case, that the same are Permitted Expenditures). Manager shall not be responsible for payment of debt service and/or any fees, penalties and costs related thereto and/or the amounts needed for Tenant to fund reserves and/or escrows required by any Facility Loan Documents (collectively, the “Monthly Debt Payments”); however, Tenant and/or any Facility Lender may arrange (and Manager shall cooperate with Tenant and/or such Facility Lender (as applicable) as necessary to arrange) for an automatic withdrawal from the Operating Account of the Monthly Debt Payments. In the event Manager fails to pay when due any amounts due in connection with the operation of the Facility for which sufficient funds were available in the Operating Account, Manager shall be responsible for any fees or penalties resulting from such delinquent payment and shall indemnify Tenant with respect to any Claims (as defined in Section 5) related thereto. Notwithstanding anything to the contrary contained herein, in the event that operating cash flows of the Facility are, at any time, insufficient to cause the Operating Account to have a balance at least equal to the greater of (x) the amount necessary to pay Facility Expenses constituting Permitted Expenditures from time to time or (y) the Minimum Balance (such amount required to be maintained, the “Required Balance”, and such shortfall, a “Cash Flow Shortfall”), then Tenant shall, within twenty (20) days after receipt of a written request of Manager (such period, the “Funding Cure Period”), deposit in the Operating Account funds sufficient to cover such Cash Flow Shortfall. Promptly following delivery by Manager to Tenant of the Monthly Reports for any month during the Term, Manager shall disburse to Tenant any surplus funds from the Operating Account (the parties agreeing that “surplus funds” is the amount, if any, of cash in the Operating Account as of the last day of the month for which the Monthly Reports were delivered minus the Required Balance. The Security Deposit Account shall be used exclusively for depositing resident security deposit funds. Manager shall not deposit any income or proceeds from the Facility in any account other than the Accounts, nor shall Manager co-mingle funds belonging to Manager in the Operating Account.
(c) Authority and Responsibility: Subject to the terms of this Agreement, Manager shall (i) prepare the payroll and prepare and file all payroll tax returns and reports, (ii) prepare and sign checks, (iii) pay all accounts payable as they become due, (iv) prepare and file such cost reports as required to establish reimbursement rates and/or receive payment under all federal or state third party reimbursement programs, and (v) except to the extent real property taxes are escrowed with Facility Lender (in which event Manager’s sole responsibility under this clause (v) will be to forward property tax bills, assessments and other notices received at the Facility to Tenant or any person designated by Tenant), obtain bills for real estate and personal property taxes, improvement assessments and other like charges that are, or may become, liens against the Facility, recommend to Tenant payment thereof or appeal therefrom and, unless otherwise directed by Tenant, make payment thereof in a timely manner and promptly provide evidence of payment thereof to Tenant (and any service provider designated by Tenant). It is specifically agreed that Manager has sole responsibility, power and authority for the preparation, filing and payment out of the Operating Account of all payrolls and payroll taxes of every nature with respect to the Facility Employees.
(d) Collection of Accounts: Manager shall issue bills and collect accounts and monies owed for goods and services performed and furnished at the Facility during the Term, including subject to the terms of Section 2(o), enforcing the rights of Tenant, Manager and/or the

Facility as creditor under any Occupancy Agreement or contract or in connection with the rendering of any services; provided, however, that (i) regardless of any standard of performance set forth in this Agreement, Tenant acknowledges and agrees that there can be no assurances that Manager will be able to collect any or all of such accounts receivable and (ii) the accounting, billing and collection policies at the Facility (including with respect to the write-off of any amounts owed) shall be subject to the reasonable approval of Tenant.
4. Books and Records: (a) Manager shall maintain records, books and accounts with respect to the management and operation of the Facility that are true and accurate and shall retain those records during the Term and, to the extent a subsequent operator of the Facility elects not to take possession of the same upon termination of the Term, for a period of three (3) years thereafter, or such longer period as required under Applicable Law. Upon the expiration of the Term or termination of this Agreement, Manager will provide all files, books, records and checks to Tenant in an electronic or other format reasonably requested by Tenant. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, the Manager shall maintain books and records with respect to the operations of the Facility only and shall not have any obligation to maintain the Tenant’s books and records generally.
(a) Subject to the requirements of Applicable Law, during the Term, Tenant and its agents, representatives, employees and auditors may, at such reasonable times as Tenant may request, inspect, audit and copy (i) the books and records of the Facility that are reasonably requested by such auditor and of the type that would customarily be required for the purpose of the performance of a standard audit for an owner of senior living facilities and (ii) any other books, records or materials pertaining exclusively to the Facility. If an audit by Tenant discloses any sum due Tenant by Manager or any overpayment to Manager, Manager will promptly reimburse Tenant for any amounts due. If the audit discloses any sum due to Manager by Tenant, Tenant shall promptly reimburse Manager for any amounts due. If the audit discloses any sum due Tenant or any overpayment to Manager of more than five percent (5%) of the aggregate amounts to which Tenant is entitled hereunder, Manager will be solely responsible for the reasonable cost of the audit. Otherwise, the audit will be at Tenant’s sole expense.
5. Indemnification:
(a) In addition to indemnity obligations set forth elsewhere in this Agreement, subject to Section 5(c), Tenant shall reimburse, indemnify, defend and hold harmless Manager and its Affiliates and their respective direct and indirect owners, partners, members, directors, officers, employees, agents and advisors for, from and against any and all Claims sustained or incurred by or asserted against any one or more of them caused by (i) the gross negligence, willful misconduct, fraud or illegal acts of Tenant or its Affiliates and their respective agents (other than Manager) and employees, (ii) Manager’s performance of its duties and obligations within the scope of its authority pursuant to the terms of this Agreement, and/or (iii) any breach by Tenant of any provision of this Agreement, including any failure of Tenant to timely fund to the Operating Account amounts necessary to pay, or to reimburse Manager for, Permitted Expenditures, in each case except to the extent such Claims are Manager Liability Claims. As used in this Agreement, “Claims” means any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, but, in each case, excluding any consequential, punitive, indirect or special damages.

(b) Subject to Section 5(c), Manager shall reimburse, indemnify, defend and hold harmless Tenant and its Affiliates and their respective direct and indirect owners, partners, members, directors, officers, employees, agents and advisors for, from and against any and all Claims sustained or incurred by or asserted against any one or more of them caused by (i) the gross negligence, willful misconduct, fraud or illegal acts of Manager or its Affiliates and their respective agents and employees (but excluding any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employee), (ii) any actual or alleged violation of the FCA, or any actual or alleged illegal conduct with respect to benefits or deferrals of rent for veterans or their family members, in each case on the part of or caused by Manager, any of its Affiliates or any Facility Employees or their respective agents, (iii) any claim that Manager’s use of intellectual property infringes the rights of a third party (collectively, “Manager Liability Claims”), and/or (iv) any breach by Manager of any provisions of this Agreement (but excluding breaches caused by any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employee).
(c) The parties hereto agree and acknowledge that the indemnification rights and obligations herein do not, and will not, diminish any other rights and remedies available hereunder in the event of a default by any party hereunder or derogate from the final sentence of Section 3(a).
6. Insurance:
(a) Required Insurance: Unless Tenant and Manager agree otherwise for Tenant to maintain such insurance, Manager shall at all times during the Term maintain, or cause to be maintained, with insurance companies reasonably acceptable to Tenant, the insurance listed on Schedule 6 (the “Required Insurance”); provided, however, that Tenant shall have the right to elect (by written notice to Manager) to obtain the insurance coverage specified in clauses (a)(1) – (a)(8) of Schedule 6 to the extent Tenant is able to obtain such insurance at a lower cost than Manager. Except as otherwise provided in clause (d) of Schedule 6, the cost of the Required Insurance, including any applicable deductibles or self-insured retention amounts, shall be Tenant’s expense and paid by Manager to the extent funds are available in the Operating Account. As long as Sub-Manager maintains insurance coverage for the Facility under any program of insurance that also covers other properties owned or operated by Sub-Manager or any of its Affiliates (all properties covered by such program, the “Insurance Pool Properties”), except as otherwise provided in this Agreement, with respect to the insurance coverage specified in clauses (a)(9), (a)(10), (a)(12), (a)(13) and (a)(14) of Schedule 6 Manager shall cause Sub-Manager to allocate the insurance premiums, fixed costs, third-party administrator charges, surcharges, taxes, fees and expected losses for any self-insured retention to Tenant according to its usual and customary allocation methodology applicable to other Insurance Pool Properties (and Tenant shall have the right to review and reasonably approve the allocation methodology and calculations and to receive copies of actuarial reports in connection therewith). Notwithstanding anything to the contrary herein, the Required Insurance shall comply with all requirements set forth in the Facility Loan Documents, provided, that, Tenant provides Manager with written notice of such requirements. Tenant hereby confirms that the insurance policies that are in effect as of the Effective Date comply with the requirements set forth in the Facility Loan Documents.
(b) Certain Requirements:

(i) All Required Insurance shall name Manager and Tenant and their respective members and principals as additional named insureds and shall protect their interests as they may appear. In addition, the Facility Lender shall be named as mortgagee, loss payee and an additional insured party, as applicable.
(ii) Each policy of Required Insurance shall have attached thereto an endorsement that such policy shall not be canceled (except for non-payment of premium) or materially changed without at least thirty (30) days’ prior written notice to Tenant and Manager and that such policy shall not be cancelled for non-payment of premium without at least ten (10) days’ prior written notice to Tenant and Manager.
(iii) Policies must be written on a per occurrence basis except for earthquake, general and professional liability coverage, and any excess liability coverage.
(iv) Coverage must be issued by an insurance carrier with an A.M. Best general policyholder’s rating of “A” or better and a performance index rating of “X” or higher and a rating of “A-” by S&P or Moody’s or Fitch rating agencies.
(v) All policies and renewals of Required Insurance are to be written for not less than one year.
(vi) All existing or new policies of Required Insurance must be paid in full and cannot be financed; provided, that policies may be paid in installments or within the time limits specified in the particular insurance policy.
(vii) All policies of Required Insurance shall be primary and non-contributory and provide that any insurance maintained by Tenant or its Affiliates is excess of the Required Insurance.
(viii) All policies of Required Insurance shall include a waiver of subrogation rights, and all rights of recovery, that is in favor and for the benefit of Tenant, the Facility Lender and their respective Affiliates, shareholders, directors, officers, employees and agents.
(c) Tail Insurance: With respect to the liability policies of Required Insurance, Manager may obtain and maintain liability insurance on a claims-made basis; provided, however, that (i) the retroactive date must be or precede the Effective Date, (ii) upon the expiration or termination of this Agreement, Manager shall keep in force equivalent liability insurance required under this Agreement for, or shall acquire or purchase an extended reporting period or “tail insurance” on the policy existing as of the date of expiration or termination of this Agreement that has a term of, at least three (3) years after the expiration or termination of this Agreement, (iii) if the retroactive date is advanced or the policy is cancelled or not renewed and not replaced with a policy with the same retroactive date, Manager shall acquire or purchase an extended reporting period for such cancelled or non-renewed policy of not less than three (3) years following the date such policy was cancelled or not renewed, and (iv) the obligations referenced in clauses (ii) and (iii) of this Section 6(c) shall survive the expiration or termination of this Agreement. The cost of all tail coverage required herein and all losses within any retention of such tail insurance shall be at Tenant’s expense.

(d) Collateral: If Manager’s insurance carrier for the insurance coverage specified in clause (a)(14) of Schedule 6 requires Manager to post cash or letters of credit or other security for its obligation to pay claims within the deductible, then Tenant shall be required to provide its allocable share of such collateral in the same form of such security for the period commencing on the Effective Date. The parties acknowledge and agree that any cash or other security posted by Tenant will remain the property of Tenant and will be returned to Tenant upon withdrawal of the Facility from such insurance program in accordance with Section 6(e) below. Manager further agrees that it will use commercially reasonable efforts to ensure that all cash posted by Tenant is held in an interest bearing account (to the extent allowable by the respective insurer) and, to the extent that Tenant’s cash is in such an account and the respective insurer permits periodic distributions of interest from such account, Manager will pass along to Tenant its allocable share of any such distributed interest earnings on a periodic basis.
From time to time after the Effective Date but no less frequently than once per annum (including promptly following the date of the termination of this Agreement or concurrently with the periodic collateral review-and-release process or policy renewal process of the applicable insurance carrier), Manager shall review and evaluate the collateral needs associated with its workers compensation programs and will determine Tenant’s allocable share of such collateral. Such allocation will be made by Manager reasonably and in good faith, and Tenant shall have the right to review and reasonably approve the allocation methodology and calculations. The Facility’s pro rata share of the collateral requirement will be based upon the Facility’s share of ultimate aggregate losses for the periods during which it has participated or expects to participate in the shared loss program as a percentage of the ultimate aggregate losses for all facilities covered by the insurance policies requiring the collateral. Tenant agrees promptly to post with Manager any additional cash or letter of credit that is determined to be owed by Tenant in connection with any such review (including as required by the annual renewal of the policy). Manager agrees promptly to refund to Tenant any cash and/or reduce the amount of the associated letter of credit previously posted by Tenant in excess of the amount that is determined to be owed by Tenant in connection with any such review, as appropriate in light of the collateral review.

(e) Withdrawal: Upon the termination of this Agreement or the withdrawal of the Facility from Manager’s shared loss workers compensation program, Tenant will be entitled to the refund of any cash it has deposited and/or the release of any letter of credit which it has posted conditioned upon Tenant: (i) making a payment to Manager representing its allocable share of estimated future claims incurred as of the withdrawal date under such program (including fully developed incurred by not reported claims as estimated by an actuarial firm engaged by Manager), and (ii) making a payment equal to third-party administrator charges associated with its future liabilities for claims under such program (in the amount of the then-current standard third-party administrator charges). Upon the termination of this Agreement or the withdrawal of the Facility from Manager’s shared loss general liability and professional liability programs, Tenant shall (i) make a payment to Manager representing its allocable share of estimated future claims incurred as of the withdrawal date under such programs (including fully developed incurred by not reported claims as estimated by an actuarial firm engaged by Manager), and (ii) make a payment equal to its allocable share of Manager’s internal costs for the administration of claims for which Tenant has future liabilities under such programs.
7. Payment/Fees:

(a) Calculation of Fee. As consideration for the services rendered by Manager in accordance with this Agreement, Tenant shall pay to Manager during the Term a monthly fee equal to four percent (4.0%) of the monthly Effective Costs (as defined below) of the Facility for the period commencing on the Effective Date (the “Fee”). Payment of the Fee shall be due on the fifth (5th) business day of the immediately succeeding calendar month. The Fee shall be payable by deduction from the Operating Account. Manager shall also be reimbursed for all Facility Expenses paid from its own funds as contemplated by Section 3(a).
(b) Effective Costs. “Effective Costs” means collectively (i) Manager’s direct costs of arranging and administering the Sub-Management Agreement plus (ii) the Sub-Management Fee.
(c) Pro-Rata Fee Payment. If the services of Manager commence or terminate other than on the first (1st) day of the month, the Fee shall be pro-rated proportionate to the number of days in the month for which services are actually rendered.
(d) Source of Payment. Subject to the Facility Loan Documents (including the agreement entered into pursuant to Section 10 below), any Fee due to Manager hereunder may be disbursed by Manager to itself out of the Operating Account. To the extent the Operating Account has insufficient funds to cover any such disbursement, or to reimburse Manager for any Facility Expenses paid from its own funds as contemplated by Section 3(a), then Tenant shall be obligated to pay any such amounts to Manager promptly upon demand. Any amounts disbursed by Sub-Manager to itself out of the Operating Account, or paid directly by Tenant to Sub-Manager, on account of the Sub-Management Fee in accordance with the Sub-Management Agreement shall be credited against the Fee payable to Manager hereunder.
(e) Casualty: If the Facility is damaged as the result of a casualty and such damage results in the temporary or permanent closure of the Facility, or any portion thereof resulting in a Disruption Condition, thereby reducing the Fee or the Sub-Management Fee, Tenant shall pay to Manager as the Fee for any period of such interruption during which Manager is continuing to operate the Facility monthly amounts equal to 50% of the average monthly Fee and 50% of the average monthly Sub-Management Fee earned by Manager or Sub-Manager pursuant to the terms of this Agreement or the Sub-Management Agreement for the twelve (12) months immediately preceding the interruption. Manager shall maintain business interruption insurance during the Term in accordance with the terms of Section 6, and any cost incurred in connection therewith shall be funded into the Operating Account, as necessary in accordance with Section 3(b), by Tenant.
8. Term: The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions hereof, shall expire on the tenth (10th) anniversary of the Effective Date (the “Initial Term”), provided the Initial Term shall be extended continuously and automatically for one (1) year periods (each, an “Extended Period” and together with the Initial Term, the “Term”) unless either Tenant or Manager delivers to the other a written notice of termination of this Agreement not less than sixty (60) days prior to commencement of the next Extended Period.
9. Remedies/Termination: Any party shall be deemed to be in “Default” hereunder if such party breaches, in any material respect, this Agreement and (i) with respect to any monetary default, fails to cure the same within five (5) days of written notice from the non

-breaching party of the default or (ii) with respect to any other default, fails to cure the same within thirty (30) days of written notice from the non-breaching party of the default, provided if such default contemplated by clause (ii) cannot be cured with the use of reasonable and diligent efforts within such 30-day period, such breaching party shall have such additional cure period (not to exceed ninety (90) days during the first year of the Term and sixty (60) days thereafter) as is reasonable to cure so long as such party continuously and diligently pursues such cure. In the event of any Default by any party hereunder, the other party shall have any and all rights and remedies available at law and in equity, which rights and remedies shall survive the expiration and/or termination of this Agreement, provided that, subject to Section 9(c), each party’s right to terminate this Agreement shall be limited to the provisions of this Section 9. This Agreement may be terminated (x) by mutual agreement of Manager and Tenant, and (y) upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in Section 9(a) or Section 9(b), as applicable.
(a) Termination by Tenant:
(i) Default: Tenant may terminate this Agreement upon the occurrence of a Default (beyond the notice and cure periods contemplated by the first paragraph of Section 9) by Manager by delivery of written notice to Manager, provided that no such termination notice shall be effective if the Default is cured prior to the receipt by Manager of the termination notice.
(ii) Bankruptcy or Dissolution and Certain Other Events: Tenant may terminate this Agreement upon the occurrence of any Bankruptcy/Dissolution Event with respect to Manager. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following: Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager’s assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days. In addition, Tenant may terminate this Agreement upon the occurrence of any of the following: (1) any fraud, gross negligence or willful misconduct of Manager (not including any fraud, gross negligence or willful misconduct of any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employees) affecting Tenant or the Facility or (2) the conviction of any of Manager’s employees or agents providing services at the Facility of any crime at or with respect to the Facility unless Manager, subject to the requirements of Applicable Law and any employment contract, terminates such employee or agent or takes such other reasonable action such that such employee or agent is no longer providing services at or with respect to the Facility.
(iii) Casualty or Condemnation: Tenant may terminate this Agreement in the event Tenant (x) temporarily or permanently closes the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or substantially all of the Facility or (y) is required under the Facility Loan Documents to restrict access to the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or any portion of the Facility.
(iv) Default/Termination Under Facility Loan Documents. Subject to the terms of any agreement contemplated by Section 10 hereof, this Agreement shall terminate if any Facility Lender exercises its right to terminate this Agreement following an “Event of Default” under the Facility Loan Documents; provided, however, that Tenant shall be obligated to pay to Manager Manager’s reasonable and documented out-of-pocket costs and expenses resulting from such termination (up to $16,000) if this Agreement is terminated pursuant to the terms of this subsection (iv) and such termination results from the fault of Tenant and/or any Affiliate of Tenant (as opposed to the fault of Manager, a Manager default hereunder, a condition caused by Manager or some other reason not caused by Tenant and/or any Affiliate of Tenant).
(v) Change of Control/Transfer of Interests. In the event there occurs a sale, transfer or other disposition, in one or more transactions, that results directly or indirectly, in a change in control of Manager, unless Tenant approves, Tenant may terminate this Agreement at any time within one year from the date of the consummation of any such transaction by delivering thirty (30) days’ prior written notice to Manager.
(vi) Intentionally Omitted.
(vii) Termination for Convenience. Tenant may terminate this Agreement effective as of any date after the one (1) year anniversary of the Effective Date, provided that Tenant has (A) delivered written notice of such termination to Manager at least sixty (60) days' prior to the effective date of such termination, and (B) paid the Termination Fee to Manager. Notwithstanding the foregoing, Tenant may terminate this Agreement effective as of any date after the three (3) year anniversary of the Effective Date without any Termination Fee being owed, provided that Tenant has delivered written notice of such termination to Manager at least thirty (30) days prior to the effective date of such termination. For the purposes of this Agreement, the “Termination Fee” shall mean an amount equal to the Prior Fees multiplied by the number that is the lesser of the number of months remaining on the Term (not including any extensions) and forty-eight (48). For the purposes of this Agreement, “Prior Fees” shall mean, as of the date of determination, the average of the monthly Fee and Sub-Management Fee payable hereunder and under any Sub-Management Agreement, respectively, during the twelve (12) full calendar months immediately prior to such date.
(viii) Notwithstanding anything to the contrary contained herein, Tenant shall not be permitted to terminate this Agreement pursuant to subparagraph (v) of this Section 9(a), or to otherwise terminate this Agreement pursuant to a mutual agreement with Manager, prior to the six (6) month anniversary of the Effective Date. Sub-Manager shall be a third-party beneficiary of this subparagraph (viii).
(b) Termination by Manager:
(i) Default: Manager may terminate this Agreement upon the occurrence of a Default (beyond the notice and cure periods contemplated by the first paragraph of Section 9) by Tenant by delivery of written notice to Tenant, provided that no such termination notice shall be effective if the Default is cured prior to the receipt by Tenant of the termination notice, provided Tenant shall pay to Manager Manager’s actual, out-of-pocket costs and expenses resulting from such termination (up to $16,000) within ten (10) days of the effective date of such termination.
(ii) Bankruptcy or Dissolution: Manager may terminate this Agreement upon the occurrence of any Bankruptcy/ Dissolution Event with respect to Tenant. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Tenant” shall mean the commencement or occurrence of any of the following: If Tenant shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Tenant’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction on the application of a creditor adjudicating Tenant as bankrupt or appointment a receiver, trustee, or liquidator of Tenant with respect to all or a substantial part of Tenant’s assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.
(iii) Casualty or Condemnation: Manager may terminate this Agreement in the event Tenant temporarily or permanently closes the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or a substantially all of the Facility.
(iv) Insufficient Funds: Manager may terminate this Agreement if the Facility is not generating sufficient revenue to pay the costs and expenses of the Facility that are Permitted Expenditures, there are insufficient funds in the Operating Account, and Tenant has failed, within five (5) days of receipt of notice from Manager of the expiration of the applicable Funding Cure Period, to deposit sufficient funds in the Operating Account to pay all such costs and expenses, provided Tenant shall pay to Manager Manager’s actual, out-of-pocket costs and expenses resulting from such termination (up to $16,000) within ten (10) days of the effective date of such termination.
(v) Budget: Manager may terminate this Agreement at any time on five (5) business days’ written notice to Tenant if Manager has a reasonable basis to believe that any or all of the amounts set forth in any Annual Budget are not sufficient to allow Manager to operate the Facility for the applicable calendar year in compliance with the terms of this Agreement, unless Tenant adopts the operating budget then proposed by Manager for such year within such five (5) business day period.
(vi) Sale or Transfer/Change of Control. In the event Tenant sells, assigns, or otherwise disposes of its interest in the Facility to an unaffiliated buyer or transferee (or there occurs a sale, transfer or other disposition, in one or more transactions, that results, directly or indirectly, in a change of control of Tenant, other than any sale, transfer or other disposition of, or similar transaction with respect to, any direct or indirect interest in New Senior), Manager may terminate this Agreement at any time within one (1) year from the date of the consummation of such transaction by delivering thirty (30) days’ prior written notice to Tenant.
(vii) Notwithstanding anything to the contrary contained herein, Manager shall not be permitted to terminate this Agreement pursuant to subparagraph (vi) of this Section 9(b), or to otherwise terminate this Agreement pursuant to a mutual agreement with

Tenant, prior to the six (6) month anniversary of the Effective Date. Sub-Manager shall be a third-party beneficiary of this subparagraph (vii).
(c) Effect of Termination: Termination of this Agreement, or expiration of the Term, shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement. Such termination or expiration, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under this Agreement) which accrued prior to the effective date of termination or expiration nor shall it prejudice the rights of either party against the other for any Default under this Agreement. The terms of this Section 9(c) shall survive the expiration or termination of this Agreement.
(d) Final Accounting: Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (i) deliver to Tenant a final accounting within sixty (60) days of such expiration or termination; (ii) surrender and deliver to Tenant possession of the Facility on the effective date of such termination or expiration; (iii) surrender and deliver to Tenant possession and control of the Operating Account, and all rents and income of the Facility and other monies of Tenant on hand and in any bank account as soon as reasonably practicable (but not later than the effective date of such termination or expiration); (iv) deliver to Tenant, as received, any monies due Tenant under this Agreement but received after such termination or expiration as soon as reasonably practicable (but not later than ten (10) business days after receipt); (v) deliver to Tenant all materials and supplies, keys, contracts and documents, and all accounting papers and records, pertaining exclusively to the Facility as soon as reasonably practicable (but not later than the effective date of such termination or expiration); (vi) subject to Section 2(f), assign contract rights with respect to the Facility to Tenant or its designee as soon as reasonably practicable (but no later than the effective date of such termination or expiration); and (vii) deliver to Tenant, or Tenant’s duly appointed agent, all other books and records, contracts, leases, resident’s agreements, receipts for deposits and unpaid bills relating exclusively to the Facility as soon as reasonably practicable (but no later than the effective date of such termination or expiration) which shall include access to all data files (either through the cloud or Manager’s servers). The terms of this Section 9(d) shall survive the expiration or termination of this Agreement.
(e) Cooperation After Term:
(i) In the event this Agreement is terminated or expires, Manager shall reasonably cooperate with Tenant in good faith to ensure that operational responsibility for the Facility is transferred to Tenant or such other entity as may be designated by Tenant as soon as practicable. Without limiting the generality of the foregoing, Manager shall (i) take all actions reasonably necessary to ensure that, from and after the expiration or earlier termination of this Agreement, Tenant or its designee shall directly receive all funds and monies due Tenant and (ii) do all acts and execute and deliver all documents reasonably requested by Tenant (at Tenant’s cost and expense, unless this Agreement is terminated pursuant to Section 9(a)(i) or 9(a)(ii)) to ensure or facilitate an orderly continuation of the business of the Facility and an orderly transfer of the management and operation of the Facility to Tenant or any entity designated by Tenant.
(ii) At least fifteen (15) business days prior to the effective date of expiration or termination of this Agreement or if the parties do not have at least thirty (30) days’ prior notice of such expiration or termination, ten (10) business days after Tenant receives a notice of termination of this Agreement from Manager or any Facility Lender, Tenant or its designee may, with respect to each then current Facility Employee (whether directly employed by Manager or an Affiliate of Manager), either (x) offer such employee employment with Tenant or its designee, effective as of the expiration or termination date, or (y) inform Manager that Tenant does not intend to offer employment to such Facility Employee, in which case, Manager (or Manager’s Affiliate, as applicable) may, at its sole option, continue to employ such Facility Employee or terminate such Facility Employee’s employment. For those Facility Employees hired by Tenant or its designee upon expiration or termination of this Agreement, Tenant (or such designee) will credit such employees with all vacation, paid time off, or other leave benefits that such employees had earned and accrued but not yet used while employed by Manager (or its Affiliate) and Manager shall pay Tenant (or Tenant’s designee) a cash amount for such amount as of the date of expiration or termination of this Agreement. Manager agrees not to solicit or otherwise interfere with Tenant’s efforts to so employ any Facility Employee to whom Tenant elects to offer such employment.
(iii) Notwithstanding anything in this Agreement to the contrary, from and after any expiration or termination of this Agreement, upon Tenant’s request, Manager shall continue to provide the management services provided by Manager hereunder on the terms and conditions contained herein for such period of time (not to exceed ninety (90) days) after the expiration or termination as may be required for Tenant (acting with reasonable diligence) to engage a new manager or operator and to insure or facilitate an orderly continuation of the business of the Facility and to accomplish an orderly transfer of the operation and management of the Facility to Tenant or a new manager or operator.
(iv) The terms of this subsection (e) shall survive the expiration or termination of this Agreement.
10. Subordination of Management Agreement:
(a) Manager agrees to execute upon request, in favor of any Facility Lender, a consent to collateral assignment of management agreement or any similar agreement required by such Facility Lender in connection with the Facility Loan Documents, in each case, in form reasonably acceptable to Manager and the applicable counterparty, which agreement shall include customary subordination provisions and representations and covenants by Manager, and to comply with any agreement executed by Manager in favor of any Facility Lender. Tenant shall indemnify Manager for any Claims resulting from Manager's compliance with this Section 10(a).
(b) Manager acknowledges that Tenant is authorized (and is entitled to authorize any Facility Lender) to file any financing statements, continuation statements, termination statements and amendments (including an “all assets” or “all personal property” collateral description or words of similar import) with respect to Tenant’s assets in form and substance as any Facility Lender may require in order to protect and preserve such Facility Lender’s lien priority and security interest in the Facility and Tenant’s assets (and to the extent any Facility Lender has filed any such financing statements, continuation statements or amendments prior to the Effective Date, such filings by the Facility Lender are expressly permitted hereunder).

(c) Lender shall have the right to terminate this Agreement at any time upon the occurrence and during the continuance of an “Event of Default” under the Facility Loan Documents.
11. Branding/Proprietary Materials: Manager shall have the right, at its sole election, to use its own branding, trade names and trademarks in connection with the management and operation of the Facility, including displaying the same on signage, marketing and promotional materials, or internal or external business documents being used in connection with the operation of the Facility during the term of this Agreement. Tenant acknowledges and agrees that, at such time as this Agreement expires or is terminated, Tenant shall have no right to continue to use such branding, trade names and/or trademarks in connection with the operation of the Facility and all of the same will be removed and destroyed by Tenant promptly after the effective date of the termination or expiration of this Agreement (and Manager’s replacement with a successor manager or operator of the Facility), unless Manager elects (and at its sole cost and expense) to make other arrangements to remove and retain the same. In addition, all separate forms and operating procedures developed and employed by Manager in the performance of its duties and obligations pursuant to this Agreement are proprietary in nature and shall remain the property of Manager, provided that to the extent such forms are in use at the Facility as of the termination or expiration of this Agreement, Manager hereby grants Tenant and its designee a license to continue to use and modify such forms (excluding any of Manager’s branding, trade names and/or trademarks contained therein) exclusively in the operation of the Facility, provided any derivative works shall remain the property of Manager. The terms of this Section 11 shall survive the expiration or termination of this Agreement.
12. Status; Authority; Binding Effect:
(a) Tenant represents and warrants to Manager that, as of the Effective Date, (i) Tenant is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to own and operate the Facility and any other property owned or operated by it, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary [________] action of Tenant; (iii) the execution, delivery and performance by Tenant of this Agreement will not (A) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation pursuant to, any provision of any instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Tenant is a party or by which Tenant’s property is bound or (B) violate, in any material respect, any applicable law relating to Tenant or its property; and (iv) assuming this Agreement is enforceable against Manager, this Agreement shall constitute the legal, valid, and binding obligation of Tenant, enforceable against Tenant in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).
(b) Manager represents and warrants to Tenant that, as of the Effective Date, (i) Manager is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to manage, operate and lease the Facility in accordance with the terms of this Agreement, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action of Manager; (iii) the execution, delivery and performance by Manager of this Agreement will not (A) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation pursuant to, any provision of any instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Manager is a party or by which Manager’s property is bound or (B) violate, in any material respect, any applicable law relating to Manager or its property; and (iv) assuming this Agreement is enforceable against Tenant, this Agreement shall constitute the legal, valid, and binding obligation of Manager, enforceable against Manager in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).
13. Assignment: This Agreement may not be assigned or transferred by either of Manager or Tenant to any Person without the prior written consent of the other party hereto, except as follows:
(a) Manager may assign or transfer this Agreement and its rights and obligations hereunder to an Affiliate of Manager upon prior written notice to Tenant (provided Manager shall remain jointly and severally liable with such assignee or transferee);
(b) in connection with (and as a condition to) the sale, assignment, transfer or other disposition of the Facility by Tenant, Tenant shall assign this Agreement to any transferee and such transferee shall assume the obligations of Tenant hereunder (and, upon such assignment, Tenant shall be fully released from any liability accruing under this Agreement from and after such assignment);
(c) subject to the terms of Section 10 hereof, Tenant may, upon notice to but without the need to secure the consent of Manager, assign this Agreement as collateral security for any debt secured by the Facility; and
(d) Tenant may assign this Agreement to an Affiliate as set forth in, and in accordance with, Section 30 hereof.
Notwithstanding the foregoing, Manager shall have the right to delegate its duties hereunder, and the authority granted hereunder to Manager to perform such duties, pursuant to the terms of that certain Sub-Management Agreement, dated as of the date hereof, by and between Manager and Holiday AL Management Sub LLC, a Delaware limited liability company (including any successor or counterparty pursuant to any Sub-Management Agreement, “Sub-Manager”) (as agreed and acknowledged by Tenant) or any other sub-management agreement approved by Tenant (the “Sub-Management Agreement”), provided that at all times (i) the Sub-Management Agreement is subject and subordinate to the terms of this Agreement and all of Tenant’s approval and other rights hereunder and (ii) Sub-Manager qualifies as an independent contractor. In the event that Sub-Manager is in violation of, or fails to comply with, any of the terms of Section 34 of the Sub-Management Agreement, Manager shall immediately terminate the Sub-Management Agreement at the written direction of Tenant. Tenant shall have the right to terminate this Agreement if Manager fails to terminate the Sub-Management Agreement in accordance with the terms of this Section 13. Manager agrees that the Sub-Management Agreement shall not be amended or modified without the prior written consent of Tenant.
14. Attorney’s Fees: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to receive the reasonable out of pocket attorney’s fees and costs incurred by it in such amount as a court may deem reasonable, whether at trial or appellate court level. The terms of this Section 14 shall survive the expiration or termination of this Agreement.
15. Confidentiality: All non-public information provided by one party to the other party (the “Receiving Party”) pursuant to or relating to this Agreement shall be kept confidential by the Receiving Party; provided, however, that the Receiving Party shall be permitted to disclose any such information to its Affiliates and its and their respective employees, partners, members, officers, directors, managers, agents and advisors and to current and prospective lenders, purchasers or replacement operators or managers, and shall be permitted to disclose any such information as required to perform its duties and obligations under this Agreement, by Applicable Law or stock exchange rule (applicable to it or any of its Affiliates or any of their respective direct or indirect equityholders), in pleadings or other submissions in any judicial and arbitration proceedings between the parties, or by mutual agreement of the parties hereto; in each instance such persons receiving any confidential information shall be subject to this confidentiality provision and shall be notified accordingly. The covenants contained in this Section 15 shall continue for three (3) years after the termination of or expiration of this Agreement.
16. Notices: All notices, demands and other communications which may be or are required to be given hereunder or with respect hereto shall be in writing and shall be deemed to have been duly given if delivered (a) personally, (b) by overnight courier service, (c) by United States registered mail, postage prepaid, or (d) via electronic mail, in each case directed to the respective parties as follows, or to such other address as either party may, from time to time, designate by notice pursuant to this Section 16. Notices sent by personal delivery, overnight courier and electronic mail shall be deemed given when delivered (if delivered prior to 5:00 p.m. (local time)), and notices sent by United States registered mail shall be deemed given four (4) business days after the date of deposit in the United States mail:

MANAGER [_____________________] c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 45th Floor New York, NY 10105 Attn: [_____________]	TENANT [_____________________] c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 45th Floor New York, NY 10105 Attn: [_____________]

17. Entire Agreement; Binding Nature: This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all other agreements between the parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees as provided in this Agreement.
18. No Waiver: No waiver by either party of any breach of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement or to otherwise exercise remedies shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination or exercise of remedies, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law or in equity upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the party not in breach at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a party not in breach or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the knowledge of the party not in breach of the preceding breach or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the acceptance by the party not in default of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the party not in breach.
19. Severability: If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
20. Governing Law: This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws provision or the conflict of laws provisions of any other jurisdiction which would cause the applicable of any other law other than that of the state of New York.
21. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be delivered by facsimile or email transmission. This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.
22. Force Majeure: Notwithstanding anything to the contrary contained herein, neither party will be deemed to be in violation of this Agreement to the extent it is prevented from performing any of its obligations hereunder for any reason beyond its control, including strikes, shortages, war, acts of God or any statute, regulation or rule of federal, state or local government or agency (or modification thereof), it being understood that financial inability, general economic conditions or changes in the capital markets or the senior housing industry generally which, in each case (except financial inability), do not disproportionately harm the Facility shall not constitute such a reason.
23. Relationship of the Parties: The relationship of the parties shall be that of a principal and independent contractor and all acts performed by Manager during the Term shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Tenant, its successors and assigns on the one hand, and Manager, its successors and assigns, on the other hand.
24. Construction: Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto. Whenever the word “include” or like terms are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed.
25. Consents: Except as otherwise specifically provided herein, in any instance that consent of any party is required hereunder, such consent shall not be unreasonably withheld, conditioned or delayed by the party having such consent right.
26. Withholding Taxes and State Income Tax Returns: Manager confirms that: (a) Tenant is not required to withhold taxes from any amounts payable to Manager under this Agreement under the Code; (b) to the extent required by law, to exempt Tenant from withholding on payments to Manager, Manager shall promptly deliver a Form W-9 to Tenant dated as of the date of this Agreement (and shall update such form as necessary or upon request); and (c) Manager files, or is included in state income tax returns filed by Manager’s direct or indirect parent and such entity files, state income tax returns in each state where Manager, directly or indirectly or through its subsidiaries, leases or operates any property owned by Tenant or its Affiliates.
27. Inspection of the Facility. Tenant and any Facility Lender and their respective employees and agents and consultants may, upon prior written notice and at reasonable times, visit the Facility for the purpose of (i) inspecting the Facility, (ii) inspecting the performance by Manager of its obligations under this Agreement or (iii) showing the Facility to current or prospective purchasers, investors, lessees or lenders. Upon reasonable prior request, Manager shall facilitate access permitted under this Section 27.
28. Amendments: The terms, conditions and provisions of this Agreement may not be modified except in writing executed and delivered by each of the parties hereto.
29. Failure to Perform: If Manager shall at any time fail to perform any obligation on its part to be performed hereunder, then without limiting its other remedies Tenant, after ten (10) business days’ written notice (or such shorter notice as may be required for Tenant to take action to prevent a default or an event of default under the Facility Loan Documents) to Manager, may (but shall not be obligated to) perform any obligation on Manager’s part to be performed as provided in this Agreement and may enter upon the Facility for said purpose and take all such action thereon as may be necessary or desirable therefor. Any out-of-pocket sums paid or costs or expenses incurred in connection therewith shall be paid by Manager to Tenant within five (5) days of written demand of Manager therefor. The rights of Tenant and Manager pursuant to this Section 29 shall survive the expiration of the Term and any earlier termination of this Agreement.
30. REIT Status: Notwithstanding anything to the contrary in this Agreement: Manager acknowledges that: (i) it (or its direct or indirect owner) intends to qualify as a “taxable REIT subsidiary” under the Code, (ii) one or more of Tenant’s direct or indirect parent entities intend to qualify as a REIT and (iii) Manager, Tenant and their direct or indirect owners therefore are subject to operating and other restrictions under the Code. Notwithstanding anything to the contrary in this Agreement, if Tenant determines that this Agreement or Manager’s operation of the Facility under this Agreement could jeopardize Manager’s (or Manager’s owner’s) qualification as a taxable REIT subsidiary or the qualification of Tenant’s direct or indirect parent as a REIT, Manager shall reasonably cooperate with Tenant to revise this Agreement or restructure this arrangement so that Tenant is satisfied with such qualification; provided, that (a) any such actions shall be completed at no additional cost to Manager, (b) the economic terms of this Agreement shall not be materially modified or changed and (c) to the extent that such revision or restructuring results in Manager being required to perform additional services, Manager shall be paid an additional fee for such additional services as reasonably agreed upon by Manager and Tenant. If Tenant and Manager cannot take actions to the reasonable satisfaction of Tenant to protect such tax status, Tenant shall have the right to terminate this Agreement upon 5 days’ notice to Manager without payment of the Termination Fee. This Section 30 shall apply for so long as the Facility is owned by an entity or through an ownership structure that is subject to REIT tax requirements.
31. Independent Contractor. Manager represents and warrants (i) that the management fee payable under this Agreement is an arm’s length management fee that provides adequate compensation for Manager’s services hereunder and (ii) that, as of the Effective Date, Sub-Manager is an Independent Contractor. Throughout the Term, (i) Manager shall ensure that Sub-Manager qualifies as an Independent Contractor, and (ii) Manager shall not cause the Facility to be treated as a “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code. Manager shall, from time to time, provide to Tenant information requested by Tenant to allow Tenant to confirm Sub-Manager’s status as an Independent Contractor and the Facility’s status as other than a qualified health care property. If Manager or any Affiliate of Manager becomes aware that Sub-Manager may no longer constitute an Independent Contractor or the Facility may be treated as a qualified health care property, then Manager shall promptly (but in any event within five (5) days) so notify Tenant. This Section 31 shall apply for so long as the Facility is owned by an entity, or through an ownership structure, that is subject to REIT tax requirements
32. Certain Definitions:
(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person.
(b) “Applicable Facility Loan Documents, Superior Leases and Title Documents” means all (A) Facility Loan Documents, Superior Leases and Title Documents in effect as of the Effective Date and (B) all Facility Loan Documents, Superior Leases and Title Documents entered into after the date hereof, but (with respect to this clause (B)) only to the extent (i) Manager has received written notice of, and an opportunity to consult and comment on, the obligations imposed by such instrument on Manager or the Facility prior to the imposition of such obligations and (ii) such obligations are reasonable and customary for facilities similar to the Facility and may be performed by Manager using commercially reasonable efforts without additional cost to Manager (unless such cost is de minimis or reimbursed by Tenant).
(c) “Applicable Law(s)” means all statutes, laws, ordinances, rules, regulations, requirements, judgments, orders and decrees of any Governmental Authority, including any requirement(s) or standard of any agency or other Governmental Authority required for any party to maintain licensure or certifications.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to Code Sections include any similar or successor provisions thereto.
(e) “Facility Lender” means any lender under any Facility Loan.
(f) “Facility Loan” means any loan made to Tenant or any of its Affiliates on or after the Effective Date and secured by the Facility or equity interests in direct or indirect owners thereof.
(g) “Facility Loan Documents” means any agreement, document or other instrument evidencing or securing any Facility Loan so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.
(h) “FCA” means the False Claims Act, 31 U.S.C. §§ 3729-3733, any successor or similar federal or state statutes or laws, and any regulations promulgated under any of the foregoing, in each case as amended from time to time.
(i) “Governmental Authority” means (i) any government or political subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court, in each case, to the extent having jurisdiction over the Facility, the Tenant or the Manager, as applicable.
(j) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
(k) “Independent Contractor” means a person that satisfies the following requirements, at all times while they are a party to this Agreement or while their status as an Independent Contractor is relevant under this Agreement:
(i) Such person does not own, directly or indirectly (for purposes of Code Section 856(d)), more than 35% of the shares of Manager, Tenant or any Affiliate of Manager or Tenant;

(ii) Not more than 35% of the total combined voting power (or value) or the total shares of such person’s stock is owned, directly or indirectly, by one or more persons that own 35% or more of the shares of Manager, Tenant or any Affiliate of Manager or Tenant, provided, that, for any class of stock of Manager, Tenant or any Affiliate of Manager or Tenant that is regularly traded on an established securities market, only persons owning, directly or indirectly, more than 5% of such class of stock (for purposes of Code Section 856(d)) shall be taken into account as owning any stock of such class (but all of the outstanding stock of such class shall be considered outstanding in order to compute the denominator for purposes of determining the applicable percentage of ownership);
(iii) None of Manager, Tenant or any related person (for purposes of Code Section 856) thereto derives any income from such person, any Affiliate of such person or any entity in which such person owns a direct or indirect interest without the prior written consent of Tenant, which Tenant may grant or withhold in its sole and absolute discretion;
(iv) To the extent that any of Manager, Tenant or any related person (for purposes of Code Section 856) derives income from any direct or indirect owner of such person that intends to qualify as an Independent Contractor or any entity that has a common parent with such person, such owner or entity shall keep its own books and records, operate as a separate entity from its Affiliates and have, or its direct or indirect parent shall have, its own officers and employees; and
(v) Such person otherwise qualifies as an “independent contractor” for purposes of Code Section 856.
(l) “Manager’s Standards” means, at any time and from time to time, operational and physical standards that are materially consistent with the practices and standards then implemented at senior housing communities managed or operated by Manager or any of its Affiliates (if the Sub-Management Agreement is not then in effect) or Holiday Retirement or any of its Affiliates (if the Sub-Management Agreement is then in effect).
(m) "New Senior" means New Senior Investment Group, Inc.
(n) “Person” means any individual, sole proprietorship, joint venture, corporation, partnership, limited liability company, governmental body, regulatory agency or other entity of any nature.
(o) “Rebates” means any discounts, rebates and/or other monetary benefits on items purchased or services rendered at Tenant’s cost for the benefit of the Facility (whether only for the Facility or for the Facility in combination with other facilities managed by Manager or its Affiliates).
(p) “REIT” means a “real estate investment trust” within the meaning of Code Section 856 through 860.
(q) “Resident” means any individual residing at the Facility.
(r) “Sub-Management Fee” means the “Fee” as defined in the Sub-Management Agreement.

(s) “Superior Lease” means any lease pursuant to which Tenant leases all or any portion of the Facility so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.
(t) “Title Document” means any easement, covenant, condition, restriction or similar document or instrument affecting title to the Facility (whether fee or leasehold or otherwise) and recorded in the land records of the jurisdiction in which the Facility is located so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.
(u) “Travel Program” means the program administered by Manager whereby residents of a Manager-managed facility are permitted to stay, subject to the availability of a guest room at the subject location, at another Manager-managed facility up to seven nights free of charge.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

MANAGER [________________________] By: ___________________________ Name: Title: Date: ______________, 2018
14.

TENANT [_____________________] By: _________________________ Name: Title: Date: _____________, 2018
(a)

Schedule 2(l)

Monthly Reports

(a)  balance sheet as of month end (including current month, prior month, and period to period change);

(b)  detailed profit and loss statement, showing monthly and year-to-date comparisons to Annual Budget, with summary explanation of any material variances from the Annual Budget;

(c)  12-month profit and loss trend report;

(d)  rent roll as of month end;

(e)  general ledger;

(f)  cash disbursements journal; and

(g)  cash receipts journal.

Schedule 2(m)

2018 Annual Budget

See attached.

Schedule 6
Insurance
(a) Required Insurance Coverage.
(1) Property damage to be covered by an “All Risk” Property Insurance Policy for the Facility which must not include a coinsurance provision. The policy amount must cover one hundred percent (100%) full replacement cost of the improvements of the Facility and terrorism coverage must be included or procured as a separate policy covering the Facility. The deductible may not exceed $250,000.00 per occurrence. Such policy must provide business interruption coverage on actual loss sustained or minimum twelve (12) months’ gross income/rents/actual loss sustained with a maximum deductible of seventy-two (72) hours per occurrence. An extended period of indemnity for three hundred and sixty five (365) days is required.
(2)  Windstorm and Flood coverage, and exclusions are acceptable, provided a separate policy or coverage is obtained for these exclusions as applicable. Such coverage shall be required for the Facility when the property damage insurance excludes any type of wind or flood related event. State insurance plans are acceptable if that is the only coverage available in that insurance market. Business income/rent loss coverage is in the manner set forth in clause (1) above. One hundred percent (100%) replacement cost is required or an amount agreed to by Tenant. Maximum deductible is five percent (5%) of the total insured value. If the Facility lies within Special Flood Hazard Area (SFHA) A or V, flood coverage is required at one hundred percent (100%) full replacement cost of the improvements of the Facility. If one hundred percent (100%) replacement cost is not available, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained and amount agreed to by Tenant. The maximum deductible is five percent (5%) of the Total Insured Value as listed on the policy. The NFIP policy declaration page is acceptable evidence of coverage. An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between the maximum limit provided by NFIP policies and the full replacement cost. Business income/rent loss is required in the manner set forth in clause (1) above.
(3)  Ordinance and Law coverage, and if the Facility is a legal non-conforming use project, the policy must include coverage for Loss to Undamaged Portion of the Building (Coverage A) which must equal one hundred percent (100%) replacement costs of the structure(s), Demolition Cost (Coverage B) and Increased Cost of Construction (Coverage C), each at a minimum of twenty percent (20%) of full replacement cost of the Facility.
(4)  Boiler and Machinery coverage shall be required where any centralized HVAC, boiler, water heater or other type of pressure-fired vessel is in operation at the Facility. Such coverage must be equal to one hundred percent (100%) full replacement cost of the Facility. The deductible may not exceed property insurance policy deductible.
(5)  Earthquake coverage, and the seismic risk will be determined for properties in Seismic Zones 3 or 4. Such coverage is required if the Probable Maximum Loss (PML / SUL) is twenty percent (20%) or greater. If earthquake insurance is required, the amount of coverage required will be determined based on Facility Loan requirements or earthquake simulation modeling for the Facility. The maximum deductible is five percent (5%) of the total insured value.
(6)  Business Income/Rent Loss coverage for Actual loss sustained or minimum of twelve (12) months’ of gross income/rents. Extended period of indemnity – three hundred and sixty five (365)

days’ loss of income/rents. Such coverage is required for all property insurance coverage including windstorm, flood, earthquake and terrorism even if written on a stand-alone basis. The maximum deductible is seventy-two (72) hours per occurrence.
(7)  Builder’s Risk coverage is required during construction after an insured loss or general construction. Must be written for one hundred percent (100%) of the completed value on a non-reporting basis. The maximum deductibles are $50,000.00 per occurrence.
(8)  Sinkhole/Mine Subsidence coverage is required if the Facility is in an area prone to these geological phenomena. One hundred percent (100%) replacement cost is required. The maximum deductibles are $100,000.00 per occurrence or the applicable earthquake deductible if earth movement coverage applies.
(9) General Liability coverage for the minimum limit of general liability coverage for bodily injury, death and property damage must be $1,000,000.00 per occurrence/claim, with a $2,000,000.00 general aggregate limit. Terrorism coverage must be provided.
(10)  Excess/Umbrella Liability coverage with limits of not less than $39,000,000.00 per occurrence/claim and aggregate limits for bodily injury, death and property damage.
(11) Commercial Auto Liability coverage for $1,000,000.00 per occurrence is required where the Facility uses cars, vans or trucks for business purposes.
(12)  Healthcare Professional and Excess Liability covering bodily injury and property damage. Minimum Professional Liability and Excess Liability Insurance is $39,000,000.00.
(13)  Crime / Fidelity coverage at a minimum of $1,000,000.00 per occurrence is required and the maximum deductible or self-insured retention is $75,000.00, covering the Facility Employees in job classifications normally bonded in the seniors housing industry or as otherwise required by Applicable Law, and comprehensive crime insurance to the extent Manager determines it is necessary for the Facility.
(14) Workers Compensation and Employers Liability Coverage with Coverage A with statutory limits and Coverage B with limit of $500,000 per occurrence for bodily injury and by disease and policy limit. In states where insured are legally able to non-subscribe, Manager may elect to do so, as long as Manager has an approved non-subscriber plan in such state. Insurance under this clause may include a deductible or self-insured retention of no more than $1,000,000 per occurrence.
(b)  Additional Tenant Requirements. Notwithstanding anything in Section 6 of the Agreement or this Schedule 6 to the contrary, Tenant may, from time to time, and upon 30 days’ prior notice to Manager, require Manager to obtain and maintain higher liability limits, lower deductibles or additional insurance coverages or to obtain any coverages from and maintain them with insurers that (in each case) are (i) required under the Facility Loan Documents or (ii) deemed advisable by Tenant in its reasonable judgment for its protection against claims, liabilities and losses arising out of or connected with Manager’s performance under this Agreement, in each case to the extent that such requirements are generally available using commercially reasonable efforts to operators of senior living facilities of a similar type and (in the case of clause (ii)) customary.

(c)  Additional Requirements.
(1)  Manager shall provide Tenant and the Facility Lender a satisfactory ACORD 25 Liability and ACORD 28 Property certificate evidencing the existence of the insurance required by this Agreement and showing the interests of Tenant and Facility Lender prior to the commencement of the Term or, for a renewal policy, not less than five (5) days following the expiration date of the policy being renewed. Manager shall provide a complete copy of the related policy within ten (10) days after a request therefor by Tenant or the Facility Lender or within ten (10) days after Manager has received such policy from the insurer following the request.
(2) Manager may satisfy the requirements for insurance coverage under this Agreement through coverage under a so-called blanket policy or policies of insurance carried and maintained by Manager; provided, however, that the coverage afforded Tenant will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance.
(3) Manager shall provide immediate written notice (A) to the insurer, the Facility Lender and Tenant of any material claim, or event of loss payable, under the policy for the insurance coverage specified in clauses (a)(1) – (a)(8) of Schedule 6, and (B) to the Facility Lender and Tenant of Manager’s receipt of any proceeds relating to any event of loss described in clause (A) above. Tenant may require Manager to deliver to the Facility Lender in accordance with the Facility Loan Documents any proceeds received by Manager.
(d)  Insurance Coverage by Contractors and Other Vendors.

(1) Manager shall make commercially reasonable efforts to secure certificates of insurance from any contractors, service providers, and vendors that provide maintenance or repairs on or in the premises, or that provide supplies and inventory to the Facility, in either case in an amount exceeding $100,000.00 per year (collectively, “Service Providers”), which certificates (A) evidence valid and enforceable policies issued by insurers licensed and approved to do business in the state in which the Facility is located and having general policyholders and financial ratings of not less than “A-” and “VII”, respectively, in the then current A.M. Best’s Insurance Report; (B) name Tenant, Manager and the Facility Lender as additional insureds by endorsement on Service Provider’s commercial general liability insurance policy; (C) are written on an occurrence policy form; (D) are primary and non-contributory and provide that any insurance maintained by Manager or Tenant for the Facility is excess of Service Provider’s insurance; and (E) provide a waiver of subrogation and all rights of recovery by the insurer against and in favor of Manager and Tenant.

(2)  Service Providers shall have and maintain insurance coverage with limits of not less than (A) $1,000,000.00 for each occurrence, (B) $1,000,000.00 for personal/advertising injury, (C) $2,000,000.00 general aggregate, and (D) $2,000,000.00 aggregate for products and completed operations. In addition, Service Providers shall have and maintain (I) workers’ compensation coverage for injuries sustained by Service Provider’s employees in the course of their employment and otherwise consistent with all Applicable Laws and employer’s liability coverage with limits not less than $1,000,000.00 each accident, $1,000,000.00 bodily injury due to disease each employee and $1,000,000.00 bodily injury due to disease policy limit, and (II) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, covering bodily injury, including death, and property damage with a limit of $1,000,000.00 each accident.

Exhibit B

Form of New Sub-Management Agreement

[See attached.]

SUB-MANAGEMENT AGREEMENT

between

HOLIDAY AL MANAGEMENT SUB LLC (“MANAGER”)

and

____________________ (“OPERATIONS”)

May __, 2018

TABLE OF CONTENTS
Page
1. Appointment 1
2. Management Responsibilities 1
3. Legal Proceedings 2
4. Standard of Performance 3
5. Units 4
6. Manager's Obligations Generally 4
7. Operating Responsibilities and Operating Account 4
8. Books and Records 5
9. Indemnification 5
10. Insurance 6
11. Payment/Fees 6
12. Term 8
13. Remedies/Termination 8
14. Subordination of Management Agreement 13
15. Branding/Proprietary Materials 13
16. Status; Authority; Binding Effect 13
17. Assignment 14
18. Attorney's Fees 15
19. Confidentiality 15
20. Notices 15
21. Entire Agreement; Binding Nature 15
22. No Waiver 15
23. Severability 16

24. Governing Law 16
25. Counterparts 16
26. Force Majeure 16
27. Relationship of the Parties 16
28. Construction 16
29. Consents 16
30. Withholding Taxes and State Income Tax Returns 17
31. Inspection of the Facility 17
32. Amendments 17
33. Failure to Perform 17
34. REIT Status 17
35. Independent Contractor 18
36. Certain Definitions 18

Schedules

Schedule 11(a) – Base Fee Amount
Exhibit A – Master Management Agreement Schedule 6 – Insurance

SUB-MANAGEMENT AGREEMENT

THIS SUB-MANAGEMENT AGREEMENT (this “Agreement”) is effective as of [______], 2018 (the “Effective Date”), and is entered into by and between Holiday AL Management Sub LLC, a Delaware limited liability company (“Manager”), and [__________________], a Delaware limited liability company (“Operations”). Pursuant to the terms of that certain Management Agreement dated as of the Effective Date (the “Master Management Agreement”), with respect to that certain senior living facility known as [_______________] (the “Facility”), which is located at [_________________________________], [________________________], a Delaware limited [liability company][partnership] (“Tenant”) retained Operations to manage and operate the Facility. As contemplated by the terms of the Master Management Agreement, Operations hereby delegates its obligations under the Master Management Agreement to Manager, and retains Manager to manage and operate the Facility pursuant to the terms and conditions of this Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings given thereto in the Master Management Agreement. As parties hereto, Operations and Manager agree:

1. Appointment: As of the Effective Date and subject to the terms and conditions of this Agreement, Operations hereby appoints Manager to perform on behalf of Operations all of the duties and obligations of Operations under the Master Management Agreement and delegates to Manager the authority granted to Operations pursuant to the Master Management Agreement to perform such duties. Manager hereby accepts such appointment and delegation and Manager hereby agrees that as the operator of the Facility, it shall act in accordance with the terms of this Agreement and the Master Management Agreement. Nothing herein shall be construed to give Manager any interest in: (a) the Facility; or (b) any assets necessary or convenient to the ownership, leasing, use, and operation of the Facility and acquired with Tenant’s or Operations’ funds or revenues of the Facility (including any furnishings, fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, agreements with residents and other contracts or agreements relating to the Facility); provided, that (i) Manager shall have such rights of possession or use as may be required to allow Manager to perform its obligations under this Agreement, and (ii) Tenant and Operations shall have no ownership interest in any National Contract (as defined in Section 2(f)) of the Master Management Agreement.

2. Management Responsibilities:
(a) Manager, upon its own initiative, shall use commercially reasonable efforts to bring to the attention of Tenant and Operations opportunities to (i) increase or stabilize the revenues of the Facility and control or minimize the expenses of the Facility and (ii) improve the quality of services to the Residents. Manager shall promptly notify Tenant and Operations of (A) any events or conditions with respect to the Facility that have, or could reasonably be expected to have, a material adverse effect on Tenant, Operations or the Facility, (B) any condemnation with respect to the Facility, (C) any material casualty with respect to the Facility, (D) receipt of written notice of default of any material legal obligation of Tenant or Operations, and (E) the initiation of any legal matters or proceedings that under Section 2(o) of the Master Management Agreement cannot be settled without Tenant’s consent.
(b) Manager acknowledges that Manager has been provided a copy of the Master Management Agreement and that Manager has reviewed the Master Management Agreement and, subject to the second to last sentence of this paragraph, accepts all of the terms, covenants, provisions, conditions and agreements contained in the Master Management Agreement, all of which are made a part of this Agreement as though fully set forth herein. Manager hereby agrees (i) to perform on behalf of Operations all of the duties and obligations of Operations under the Master Management Agreement (as fully as if Manager were the “Manager” thereunder and Manager’s Affiliates were “Affiliates” of the “Manager” thereunder) and (ii) not to violate or breach any of the terms, covenants or conditions of the Master Management Agreement (and for such purpose all references therein to “Manager” and/or its “Affiliates” shall be deemed to refer to Manager and/or its Affiliates, as applicable). For the avoidance of doubt, Manager agrees and acknowledges that, in performing all of the duties of Operations set forth in the Master Management Agreement, in each instance that Operations is obligated to take any action or enter into any agreement on behalf of Tenant, or attempt to obtain Tenant’s consent or approval, or engage in any discussion, meeting or consultation with Tenant or provide any notice or delivery required by or from Operations pursuant to the Master Management Agreement, Manager shall have an obligation to take such action or enter into such agreement or attempt to obtain such consent or approval or engage in such discussion, meeting or consultation or provide such notice or delivery on behalf of Operations, as applicable. To the extent that, and for such period as, any of Operations’ obligations under the Master Management Agreement survive the termination of the Master Management Agreement, Manager’s obligation hereunder to perform the same shall survive the termination of this Agreement. Manager further agrees that (i) contemporaneously with all notices and deliveries required to be delivered to Tenant pursuant to the terms of the Master Management Agreement, Manager shall deliver such notices and deliveries to Operations; (ii) Operations shall be entitled to participate with Manager and Tenant in any discussion, meeting or consultation relating to the Facility and/or its management or operations; and (iii) all actions and conditions to which Tenant shall have consent rights shall also be subject to the prior approval and consent of Operations. Operations agrees that it will not enter into or approve any amendment or modification to the Master Management Agreement, without the prior approval of Manager, which approval may be granted or withheld in the sole discretion of Manager to the extent such amendment or modification would increase Manager’s obligations or liabilities, or decrease Manager’s rights, under this Agreement or otherwise adversely affect Manager. Manager shall manage the Facility at all times in accordance with the terms of the Master Management Agreement and this Agreement.
(c) To the extent Operations desires that any of Operations’ projected, direct costs of arranging and administering this Agreement be included in the Proposed Annual Budget, Operations shall submit to Manager such costs not less than five (5) days prior to the date Manager is required to submit the Proposed Annual Budget to Tenant in accordance with Section 2(m) of the Master Management Agreement, and, upon such submission by Operations to Manager, Manager shall include such costs in the Proposed Annual Budget. Subject to the terms of any agreements entered into by Manager with the Facility Lender pursuant to Section 14 hereof, Manager shall make disbursements from the Operating Account to make all payments due to Operations pursuant to the Master Management Agreement when such payments are due (the parties agreeing that Manager shall be entitled to the payment and disbursement to Manager of the Sub-Management Fee prior to any payment made to Operations).
(d) Tenant will be the named licensee on the permits, licenses and certifications, if any, for the Facility, and Manager shall use commercially reasonable efforts to transfer, or cause to be transferred, any such permits, licenses and certifications to the name of Tenant promptly following the Effective Date. The parties hereby agree and acknowledge that, during the term of this Agreement, Manager shall maintain in full force and effect the permits, licenses and certifications, if any, required by Applicable Law for the operation of the Facility (and Operations and Tenant shall assist Manager and cooperate with Manager as reasonably required in connection therewith).

3. Legal Proceedings: Manager shall, through legal counsel reasonably selected by Manager and, to the extent Tenant’s approval is required under Section 2(o) of the Master Management Agreement for the initiation or settlement of the applicable legal matter or proceeding, approved by Tenant and Operations, coordinate all legal matters and proceedings relating to the Facility, provided Tenant and Operations shall have the exclusive right to approve (i) if, and only if, Tenant or Operations holds in its own name regulatory licenses and certifications with respect to the Facility, all settlements of administrative proceedings and litigation related to such licensure or certifications of the Facility, (ii) the initiation by Manager of any claim or lawsuit with respect to the Facility involving an amount equal to or greater than $25,000 (other than any eviction proceeding, which shall not require the prior approval of Tenant or Operations), and (iii) the settlement of any contract claim or other claim (other than any claim enforcing the obligations of any resident under any Resident Agreement or any claim against the Facility covered by insurance (and for which counsel has been appointed or approved by the insurance company), which shall not require the prior approval of Tenant or Operations) with respect to any matter relating to the Facility involving an amount equal to or greater than $25,000. Notwithstanding the foregoing, (x) any legal matter or proceeding naming, or involving the assertion of claims against, the Manager which does not involve relief sought by or through Tenant or Operations and could not reasonably be expected to result in any judgment or lien against, or citation of, the Facility or the Tenant or Operations or any cost to

Tenant or Operations, directly or pursuant to any indemnity obligation hereunder or under the Master Management Agreement (whether pursuant to a settlement or otherwise), may, at Manager’s sole option, be controlled solely, and may be settled, by Manager and counsel appointed by Manager in its sole discretion and at Manager’s sole cost, (y) Operations agrees that Manager shall have the right to reasonably approve any legal counsel with respect to any legal matter or proceeding contemplated herein that names or otherwise involves Manager and all strategies, decisions and/or settlements with respect to any such matter or proceeding shall be subject to the prior consent of Manager, which consent may be granted or withheld in Manager’s sole discretion in the case of a matter or proceeding described in clause (x) above and (z) any legal matter, claim, or suit brought by Manager against Tenant or Operations or by Tenant or Operations against Manager shall not be subject to the terms of this Section 3 and Section 2(o) of the Master Management Agreement.

4. Standard of Performance: Manager shall use commercially reasonable efforts to manage the Facility at all times as an independent living senior housing community in compliance with Applicable Laws (in all material respects), Manager’s Standards, this Agreement, the Annual Budget and all material requirements of any and all Applicable Facility Loan Documents, Superior Leases and Title Documents (the “Performance Standard”).
(i) Operations understands that Manager or Affiliates of Manager manage and operate other senior housing communities (whether owned or leased or managed by Manager and its Affiliates or third parties) that compete or may potentially compete with the Facility (collectively, “Competing Facilities”). Manager agrees that it (i) shall act in an impartial manner with respect to managing, operating, leasing and marketing the Facility and any Competing Facilities (ii) shall avoid a course of conduct giving preferential treatment to any Competing Facilities over the Facility, after taking into account all reasonable and relevant factors and circumstances that relate to the Facility, any Competing Facilities and the residents therein, and (iii) during the Term of this Agreement and for a period of six (6) months after the termination of this Agreement, shall not (and shall cause its Affiliates not to) intentionally solicit or persuade any resident of the Facility or any family member or guardian of any resident of the Facility to become the resident of or move the resident to another facility owned, operated or managed by Manager or any of its Affiliates; provided, however, the foregoing shall not apply to any recommendation of the removal or transfer of a resident if it (x) is in the best interest of the care of the resident or (y) is in response to an unsolicited request by the resident or his/her family or caregiver for a recommendation for alternative facilities or (z) if Manager or its Affiliates engage in such actions in the ordinary course of operating their business consistent with past practice (including the use of mass mailing or broadly distributed media) and such actions do not have, and could not reasonably be expected to have, a material, persistent, or recurring adverse effect on the Facility. The parties acknowledge that the remedies available at law for any breach of this Section 2(q)(ii) will, by their nature, be inadequate. Accordingly, Tenant may obtain injunctive or other equitable relief to restrain a breach or threatened breach of this provision or to specifically enforce this provision, without proving that any monetary damages have been sustained. The terms of this Section 2(q)(ii) shall survive the expiration or termination of this Agreement; and
(ii) Manager shall not, and shall cause its Affiliates and the Facility Employees and their respective agents not to, violate the FCA in any manner that affects the Facility or the occupants of the Facility. Manager shall provide information to, and consult with, Tenant and Operations as reasonably requested by Tenant or Operations from time to time with respect to the internal controls and policies maintained by Manager and its Affiliates in order to ensure compliance with the foregoing covenant, provided that no such provision of information or consultation will relieve Manager of its obligation to comply with such covenant or will impose any obligation or liability on Tenant or Operations with respect thereto.  Manager shall notify Tenant and Operations promptly upon receiving written notice of any actual or alleged violation of the FCA or any investigation or inquiry in connection therewith.

5. Units: Manager shall be entitled from time to time to make available any unoccupied guest units at the Facility for use by participants of the Travel Program so long as Residents of the Facility are permitted to use unoccupied guest units at other facilities managed by Manager pursuant to, and in accordance with, the terms of the Manager's Travel Program.

6. Manager's Obligations Generally: Notwithstanding anything to the contrary contained in this Agreement, Manager shall not be in default of the terms of this Agreement for failure to perform any agreement or obligation required hereunder or otherwise for failure to comply with the terms of this Agreement to the extent (A) Manager is unable to perform in accordance with the terms of this Agreement because the Annual Budget is not sufficient due to factors that are not within Manager’s reasonable control, provided Manager has provided written notice to Tenant and Operations identifying the insufficiency of the applicable line item, and Tenant elects not to adjust the Annual Budget to remedy such insufficiency, or (B) Tenant fails to fund any amount required to be funded to the Operating Account (including funds required to pay Permitted Expenditures) in accordance with the terms of Section 3 of the Master Management Agreement. Notwithstanding anything to the contrary contained in this Agreement, Manager shall not have any obligation or liability with respect to any non-renewal, withdrawal, suspension, violation or administrative review of Tenant’s or Operations’ licenses and/or certifications required for the operation of the Facility to the extent resulting from the actions or inaction of Tenant or Operations.

7. Operating Responsibilities and Operating Account:
(a) Operating Costs: Except for the type of costs that would be payable by Operations pursuant to the terms of the Master Management Agreement (which costs shall be paid by Manager), all Facility Expenses shall be the responsibility of Tenant, and shall be paid by Manager as and when due from the funds in the Operating Account as contemplated by Section 3(b) of the Master Management Agreement. For avoidance of doubt, (i) Facility Expenses shall also include a pro rata portion of any expenses incurred by Manager for the benefit of the Facility which also benefit one or more other facilities operated by Manager or an Affiliate of Manager, provided that the methodology used to allocate expenses to the Facility is reasonable and equitable and approved by Tenant and (ii) notwithstanding the foregoing, Manager is specifically responsible for all expenses (w) relating to all corporate offsite personnel and other offsite overhead expenses of Manager and its Affiliates (specifically excluding expenses relating to any employee that are payable by Tenant pursuant to any contract, which contract is approved by Tenant), (x) of any in-house risk manager, architect, accountant, attorney or professional advisor or consultant employed by Manager or its Affiliate or by Tenant, in consultation with Manager, to ensure compliance with the Performance Standard, (y) incurred in the management or operation of properties or communities other than the Facility, and (z) otherwise designated hereunder as an obligation or responsibility of Manager.
(b) Operating Account: Manager shall establish and maintain the Accounts with the Bank. With respect to the Accounts, during the Term, Manager shall have sole control of the Accounts,

subject to the terms of Section 3(b) of the Master Management Agreement (including with respect to any cash management requirements under the Facility Loan Documents and Tenant’s and Facility Lender’s right to arrange for withdrawals from the Operating Account and Manager’s obligations to cooperate in connection therewith) and shall be authorized to deposit funds, check balances, withdraw funds, execute checks, and make disbursements in accordance with the terms of this Agreement. Pursuant to written authorization which shall be given by Manager to the Bank, Tenant and Operations shall have the right to deposit funds and the right to view-only on-line access to account information (the parties agreeing that, subject to the terms of Section 3(b) of the Master Management Agreement, unless Manager is in default beyond all notice and cure periods under this Agreement, neither Tenant nor Operations shall have the right to withdraw funds, execute checks and/or make or direct any other disbursements whatsoever from the Accounts or to close the Accounts). Manager shall deposit all funds, and make payments and disburse funds, received from or in connection with the operation of the Facility, in accordance with the terms of the Master Management Agreement (including for the avoidance of doubt, disbursing funds from the Operating Account to pay the fee due to Operations pursuant to the Master Management Agreement). Manager shall not deposit any income or proceeds from the Facility in any account other than the Accounts, nor shall Manager co-mingle funds belonging to Manager in the Operating Account. Notwithstanding anything to the contrary contained in this Agreement or the Master Management Agreement, until such time as Manager is able to open a new account in the name of Tenant designated solely for the Facility as the “Operating Account”, for the purposes of maintaining the “Operating Account”, Manager shall have the right, subject to the Facility Loan Documents, to maintain a single account with Wells Fargo designated for the Facility and all other facilities covered by the Other Management Agreements into which all funds of the Facility and such other facilities shall be deposited, and from which funds shall be paid and disbursed, in connection with the operation of the Facility and such other facilities.

8. Books and Records. During the Term, Tenant and Operations and their agents, representatives, employees and auditors may, at such reasonable times as Tenant or Operations may request, inspect, audit and copy (i) the books and records of the Facility that are reasonably requested by such auditor and of the type that would customarily be required for the purpose of the performance of a standard audit for an owner of senior living facilities and (ii) any other books, records or materials pertaining exclusively to the Facility. If an audit by Tenant or Operations discloses any sum due Tenant or Operations by Manager or any overpayment to Manager, Manager will promptly reimburse Operations or Tenant for any amounts due. If the audit discloses any sum due to Manager by Tenant or Operations, Tenant or Operations shall promptly reimburse (or direct or cause Tenant to promptly reimburse) Manager for any amounts due. If the audit discloses any sum due Tenant or Operations or any overpayment to Manager of more than five percent (5%) of the aggregate amounts to which Tenant or Operations is entitled hereunder, Manager will be solely responsible for the reasonable cost of the audit. Otherwise, the audit will be at Tenant’s or Operations’ sole expense.

9. Indemnification:
(a) In addition to indemnity obligations set forth elsewhere in this Agreement, subject to Sections 9(c) and (d), Operations shall reimburse, indemnify, defend and hold harmless Manager and its Affiliates and their respective direct and indirect owners, partners, members, directors, officers, employees, agents and advisors for, from and against any and all Claims sustained or incurred by or asserted against any one or more of them caused by (i) the gross negligence, willful misconduct, fraud or illegal acts of Tenant or Operations or any of their respective Affiliates and their respective agents

(other than Manager) and employees, (ii) Manager's performance of its duties and obligations within the scope of its authority pursuant to the terms of the Master Management Agreement and this Agreement, and/or (iii) any breach by Tenant or Operations of any obligation of Tenant or Operations, respectively, of the Master Management Agreement or this Agreement, including any failure of Tenant to timely fund to the Operating Account amounts necessary to pay, or to reimburse Manager for, Permitted Expenditures, in each case except to the extent such Claims are Manager Liability Claims. As used in this Agreement, “Claims” means any claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, but, in each case, excluding any consequential, punitive, indirect or special damages.
(b) Subject to Section 9(d), Manager shall reimburse, indemnify, defend and hold harmless Tenant and Operations and their respective Affiliates and the respective direct and indirect owners, partners, members, directors, officers, employees, agents and advisors of the foregoing for, from and against any and all Claims sustained or incurred by or asserted against any one or more of them caused by (i) the gross negligence, willful misconduct, fraud or illegal acts of Manager or its Affiliates and their respective agents and employees (but excluding any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employee), (ii) any actual or alleged violation of the FCA, or any actual or alleged illegal conduct with respect to benefits or deferrals of rent for veterans or their family members, in each case on the part of or caused by Manager, any of its Affiliates or any Facility Employees or their respective agents, (iii) any claim that Manager’s use of intellectual property infringes the rights of a third party (collectively, “Manager Liability Claims”), and/or (iv) any breach by Manager of any provisions of this Agreement (but excluding breaches caused by any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employee).
(c) In the event Manager shall have any Claim against Operations with respect to which Operations has (or would otherwise have ) a Claim against Tenant, if Operations fails to indemnify Manager for the full amount of the Claim in accordance with this Agreement, Operations hereby agrees, and hereby grants to Manager, all of Operations’ rights and remedies under the Master Management Agreement to enforce, at Manager’s sole cost and expense, against Tenant, Tenant’s obligations under the Master management Agreement (Tenant agreeing and acknowledging that manager is a third party beneficiary of the Master Management Agreement).
(d) The parties hereto agree and acknowledge that the indemnification rights and obligations herein do not, and will not, diminish any other rights and remedies available hereunder in the event of a default by any party hereunder or derogate from the final sentence of Section 7(a).

10. Insurance: With respect to any insurance required hereunder to be maintained by Manager pursuant to the terms of the Master Management Agreement on behalf of Operations, including the insurance listed on Schedule 6 attached to the Master Management Agreement (a copy of which is attached hereto as Exhibit A), Manager shall cause Operations to be listed as an additional named insured.

11. Payment/Fees:
(a) Calculation of Fee: As consideration for the services rendered by Manager in accordance with this Agreement, Operations shall pay to Manager during the Term a monthly fee equal to the Management Fee Percentage (as defined below) of the monthly Effective Gross Income (as defined below) of the Facility, determined on an accrual basis (the “Monthly Fee”). “Management Fee

Percentage” means, during the first year of the Term, 5%, and during the remainder of the Term, 4.5%. As additional consideration for the services rendered by Manager in accordance with this Agreement and the Other Management Agreements, Tenant and its Affiliates that are party to the Other Management Agreements shall pay to Manager during the Term, with respect to each calendar year during the Term, an annual incentive fee equal to 10% of the EBITDARM (as defined below) for such calendar year that is in excess of the Base Fee Amount (as hereinafter defined), determined on an accrual basis, if any (the “Annual Incentive Fee”; collectively, the Monthly Fee and the Annual Incentive Fee are referred to as the “Fee”); provided that (1) the Annual Incentive Fee (which is payable, for the avoidance of doubt, under this Agreement and the Other Management Agreements collectively) for any calendar year shall not exceed the sum of (i) 2.0% of the Effective Gross Income for such calendar year and (ii) 2.0% of the Effective Gross Income (as defined in each of the Other Management Agreements) for all of the facilities managed under the Other Management Agreements in the aggregate for such calendar year and (2) with respect to each partial calendar year during the Term, the provisions of this Section 11(a) with respect to the Annual Incentive Fee are subject to the provisions of Section 11(c) below. “Base Fee Amount” shall mean, with respect to each calendar year (or partial calendar year) during the Term, the total amount set forth on Schedule 11(a) attached hereto (which amount shall escalate at a rate equal to 3% per annum on January 1 of each calendar year during the Term, commencing with January 1, 2019); provided that, if this Agreement or any of the Other Management Agreements is terminated (but this Agreement and the Other Management Agreements are not all terminated) during any calendar year in the Term (other than on account of a default by Manager), then the Base Fee Amount for such calendar year and the balance of the calendar years during the Term shall be reduced by the amount set forth opposite the applicable facility for the applicable year on Schedule 11(a) (multiplied, in the case of the year in which such termination occurs, by a fraction whose numerator is the number of days in such year following the date of such termination and whose denominator is 365). The Monthly Fee shall accrue monthly and be paid on the fifth (5th) business day of the immediately succeeding calendar month. Promptly following the end of each calendar year, Manager shall deliver to Tenant and Operations a reconciliation that includes the Annual Financial Statement, together with a statement setting forth the calculation of the Monthly Fee (for all twelve (12) months, in the aggregate) for such year, and, in the event of any overpayment or underpayment with respect to any month in such calendar year, Manager and Operations shall promptly make a payment to the other in the amount of the excess or shortfall, as applicable. Payment of the Annual Incentive Fee shall be due within ten (10) business days of demand therefor after submission by Manager to Operations of an Annual Financial Statement, together with a statement setting forth the calculation of the Annual Incentive Fee for the applicable calendar year. “Facility EBITDARM” shall mean, for the period of determination, Effective Gross Income (excluding adjustments for straight-line rent accounting) less Facility Expenses for the Facility (before Fees) for such period. “EBITDARM” shall mean, for the period of determination, the sum of (x) the Facility EBITDARM hereunder for such period and (y) the Facility EBITDARM (as defined in each of the Other Management Agreements) for all of the facilities managed under the Other Management Agreements in the aggregate for such period.
(b) Effective Gross Income: “Effective Gross Income” means all revenues during such period from the operation of the Facility, from whatever source, determined in accordance with GAAP (including income from residents, space rentals, service fee income and beverage income, income from vending machines, assisted living income, guest fees, and any other income generated from the operation of the Facility, but excluding, insurance proceeds (except for business interruption insurance proceeds), condemnation awards, security deposits (unless forfeited) and loan proceeds and advances, and interest on investments).
(c) Pro‑Rata Fee Payment: If the services of Manager commence other than on the first day of the month, or expire or terminate other than on the last day of the month, the Monthly Fee shall be pro-rated proportionate to the number of days in the month for which services are actually rendered. With respect to calendar year 2018, Manager will be paid the Annual Incentive Fee, if any, calculated in accordance with Section 11(a) (based on the EBITDARM for the entire calendar year 2018, including the period from January 1, 2018 through the Effective Date), except that the Annual Incentive Fee shall be pro-rated proportionate to the number of days in calendar year 2018 from and after (and including) the Effective Date). For clarity, the Annual Incentive Fee for calendar year 2018 shall not exceed the sum of (i) 2.0% of the Effective Gross Income for calendar year 2018 (pro-rated proportionate to the number of days in such calendar year included in the Term) and (ii) 2.0% of the Effective Gross Income (as defined in each of the Other Management Agreements) for all of the facilities managed under the Other Management Agreements in the aggregate for calendar year 2018 (pro-rated proportionate to the number of days in such calendar year included in the Term). With respect to the calendar year in which this Agreement expires or terminates, Manager will be paid the Annual Incentive Fee, if any, calculated in accordance with Section 11(a), except that the EBITDARM for the full calendar months prior to the expiration or termination of this Agreement shall be annualized and the Annual Incentive Fee shall be pro-rated proportionate to the number of days in such calendar year included in the Term. For clarity, the Annual Incentive Fee for the calendar year in which this Agreement expires or terminates shall not exceed the sum of (i) 2.0% of the Effective Gross Income for the period beginning on January 1 of such calendar year and ending on the date of such expiration or termination and (ii) 2.0% of the Effective Gross Income (as defined in each of the Other Management Agreements) for all of the facilities managed under the Other Management Agreements in the aggregate for such period.
(d) Source of Payment: Any Monthly Fee due to Manager hereunder and a portion of the Annual Incentive Fee due to Manager under this Agreement and the Other Management Agreements for any year (which portion is equal to (i) the total amount of the Annual Incentive Fee for such year multiplied by (ii) a fraction whose numerator is the Facility EBITDARM for such year and whose denominator is the EBITDARM for such year) may be disbursed by Manager to itself out of the Operating Account. To the extent the Operating Account has insufficient funds to cover any such disbursement, or to reimburse Manager for any Facility Expenses paid from its own funds as contemplated by Section 7(a) and Section 3(a) of the Master Management Agreement, then Operations shall be obligated to pay (or shall direct Tenant to cause and pay) any such amounts to Manager promptly upon demand.
(e) Casualty: If the Facility is damaged as the result of a casualty and such damage results in the temporary or permanent closure of the Facility, or any portion thereof resulting in a Disruption Condition, thereby interrupting the Effective Gross Income and Facility EBITDARM upon which Manager’s payment of the Fee is based, Operations shall pay to Manager as the Fee for any period of such interruption during which Manager is continuing to operate the Facility monthly amounts equal to the greater of (i) the Monthly Fee due to Manager pursuant to Section 11(a) hereof, or (ii) 50% of the average Fee earned by Manager pursuant to this Section 11 for the twelve (12) months immediately preceding the interruption. Manager shall maintain business interruption insurance during the Term in accordance with the terms of Section 6 of the Master Management Agreement, and any cost incurred in connection therewith shall be funded into the Operating Account, as necessary in accordance with Section 3(b) of the Master Management Agreement.

12. Term: The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions hereof, shall expire on the fifth (5th) anniversary of the Effective Date (the “Initial Term”), provided the Initial Term shall be extended continuously and automatically for one (1) year periods (each, an “Extended Period” and together with the Initial Term, the “Term”) unless either Operations or Manager delivers to the other a written notice of termination of this Agreement not less than sixty (60) days prior to commencement of the next Extended Period.

13. Remedies/Termination: Any party shall be deemed to be in “Default” hereunder if such party breaches, in any material respect, this Agreement (provided Operations shall be deemed to be in default hereunder (and a breaching party) if Tenant fails to perform its obligations, or fails to pay or fund any amount required to be paid or funded by Tenant, in accordance with the terms of the Master Management Agreement, except for (a) obligations required thereunder to be performed by Tenant for the personal benefit of Operations (where the failure to perform the same would not adversely affect Sub-Manager) and (b) payment of fees, reimbursements, indemnifications and other amounts required thereunder to be paid to Operations for its personal benefit (the obligations in clauses (a) and (b), collectively, “Personal Obligations”)) and (i) with respect to any monetary default, fails to cure the same within five (5) days of written notice from the non-breaching party of the default or (ii) with respect to any other default, fails to cure the same within thirty (30) days of written notice from the non-breaching party of the default, provided if such default contemplated by clause (ii) cannot be cured with the use of reasonable and diligent efforts within such 30-day period, such breaching party shall have such additional cure period (not to exceed ninety (90) days during the first year of the Term and sixty (60) days thereafter) as is reasonable to cure so long as such party continuously and diligently pursues such cure. In the event of any Default by any party hereunder, the other party shall have any and all rights and remedies available at law and in equity, which rights and remedies shall survive the expiration and/or termination of this Agreement, provided that, subject to Section 13(c), each party's right to terminate this Agreement shall be limited to the provisions of this Section 13. This Agreement may be terminated (x) by mutual agreement of Manager and Operations, and (y) upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in Section 13(a) or Section 13(b), as applicable.
(a) Termination by Operations:
(i) Default. Operations may terminate this Agreement upon the occurrence of a Default (beyond the notice and cure periods contemplated by the first paragraph of Section 13) by Manager by delivery of written notice to Manager, provided that no such termination notice shall be effective if the Default is cured prior to the receipt by Manager of the termination notice.
(ii) Bankruptcy or Dissolution and Certain Other Events.  Operations may terminate this Agreement upon the occurrence of any Bankruptcy/Dissolution Event with respect to Manager. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following: Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager's assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager's assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days. In addition, Operations may terminate this Agreement upon the occurrence of any of the following: (1) any fraud, gross negligence or willful misconduct of Manager (not including any fraud, gross negligence or willful misconduct of any Facility Employee absent gross negligence in the hiring or supervising of such Facility Employees) affecting Operations or the Facility or (2) the conviction of any of Manager’s employees or agents providing services at the Facility of any crime at or with respect to the Facility unless Manager, subject to the requirements of Applicable Law and any employment contract, terminates such employee or agent or takes such other reasonable action such that such employee or agent is no longer providing services at or with respect to the Facility.
(iii) Casualty or Condemnation. Operations may terminate this Agreement in the event Tenant or Operations (x) temporarily or permanently closes the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or substantially all of the Facility or (y) is required under the Facility Loan Documents to restrict access to the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or any portion of the Facility.
(iv) Termination for Convenience. Operations may terminate this Agreement effective as of any date after the six (6) month anniversary of the Effective Date, provided that Tenant has (A) delivered written notice of such termination to Manager at least sixty (60) days prior to the effective date of such termination, and (B) paid the Termination Fee to Manager. Notwithstanding the foregoing, Operations may terminate this Agreement effective as of any date after the one (1) year anniversary of the Effective Date without any Termination Fee being owed, provided that Tenant has delivered written notice of such termination to Manager at least thirty (30) days prior to the effective date of such termination. For the purposes of this Agreement, the “Termination Fee” shall mean Ninety-Eight Thousand One Hundred Dollars ($98,100).
(v) Intentionally Omitted.
(vi) Default/Termination Under Facility Loan Documents. Subject to the terms of any agreement contemplated by Section 14 hereof, this Agreement shall terminate if any Facility Lender exercises its right to terminate this Agreement following an “Event of Default” under the Facility Loan Documents; provided, however, that Operations shall be obligated to pay to Manager Manager’s reasonable and documented out-of-pocket costs and expenses resulting from such termination (up to $16,000) if this Agreement is terminated pursuant to the terms of this subsection (vi) and such termination results from the fault of Tenant or Operations and/or any Affiliate of Tenant or Operations (as opposed to the fault of Manager, a Manager default hereunder, a condition caused by Manager or some other reason not caused by Tenant or Operations and/or any Affiliate of Tenant or Operations).
(vii) Change of Control/Transfer of Interests. From and after the first (1st) anniversary of the Effective Date, in the event there occurs a sale, transfer or other disposition, in one or more transactions, that results directly or indirectly, in a change in control of Manager, unless Operations approves, Operations may terminate this Agreement at any time within one year from the date of the consummation of any such transaction by delivering thirty (30) days’ prior written notice to Manager.
(viii) Intentionally Omitted.
(ix) Default/Termination Under Master Management Agreement. Subject to the terms of any subordination and attornment agreement contemplated by Section 14 hereof, this Agreement shall terminate if the Master Management Agreement is terminated; provided, that, if the Master Management Agreement is terminated pursuant to Section 9(a)(v) thereof, or is otherwise terminated pursuant to the mutual agreement of Operations and Tenant, in either case prior to the first (1st) anniversary of the Effective Date, Operations shall pay the Termination Fee to Manager. The proviso clause of the preceding sentence is not intended to abrogate or modify Section 9(a)(viii) of the Master Management Agreement, or Manager’s third-party beneficiary rights with respect thereto, in any way.
(b) Termination by Manager:
(i) Default.  Manager may terminate this Agreement upon the occurrence of a Default (beyond the notice and cure periods contemplated by the first paragraph of Section 13) by Operations by delivery of written notice to Operations, provided that no such termination notice shall be effective if the Default is cured prior to the receipt by Operations of the termination notice, provided Operations shall pay to Manager Manager’s actual, out-of-pocket costs and expenses resulting from such termination (up to $16,000) within ten (10) days of the effective date of such termination.
(ii) Bankruptcy or Dissolution.  Manager may terminate this Agreement upon the occurrence of any Bankruptcy/ Dissolution Event with respect to Tenant or Operations. For purposes of this clause (ii), a “Bankruptcy/Dissolution Event with respect to Tenant or Operations” shall mean the commencement or occurrence of any of the following: If Tenant or Operations shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction on the application of a creditor adjudicating such party as bankrupt or appointment a receiver, trustee, or liquidator of such party with respect to all or a substantial part of its assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.
(iii) Casualty or Condemnation.  Manager may terminate this Agreement in the event Tenant or Operations temporarily or permanently closes the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or a substantially all of the Facility.
(iv) Insufficient Funds.  Manager may terminate this Agreement if the Facility is not generating sufficient revenue to pay the costs and expenses of the Facility that are Permitted Expenditures, there are insufficient funds in the Operating Account, and Tenant or Operations has failed, within five (5) days of receipt of notice from Manager of the expiration of the applicable Funding Cure Period, to deposit sufficient funds in the Operating Account to pay all such costs and expenses, provided Operations shall pay to Manager Manager’s actual, out-of-pocket costs and expenses resulting from such termination (up to $16,000) within ten (10) days of the effective date of such termination.
(v) Budget. Manager may terminate this Agreement at any time on five (5) business days’ written notice to Operations if Manager has a reasonable basis to believe that any or all of the amounts set forth in any Annual Budget are not sufficient to allow Manager to operate the Facility for the applicable calendar year in compliance with the terms of this Agreement, unless Operations adopts (or causes Tenant to adopt) the operating budget then proposed by Manager for such year within such five (5) business day period.
(vi) Sale or Transfer/Change of Control. Subject to any agreement contemplated by Section 14 hereof, in the event Tenant or Operations sells, assigns, or otherwise disposes of its interest in the Facility to an unaffiliated buyer or transferee (or there occurs a sale, transfer or other disposition, in one or more transactions, that results, directly or indirectly, in a change of control of Tenant or Operations, other than any sale, transfer or other disposition of, or similar transaction with respect to, any direct or indirect interest in New Senior) Manager may terminate this Agreement at any time within one (1) year from the date of the consummation of such transaction by delivering thirty (30) days’ prior written notice to Operations.
(vii) Termination under Master Management Agreement. Manager may terminate this Agreement upon ten (10) days’ prior written notice to Operations in the event a “Default” (as defined in the Master Management Agreement) by Tenant has occurred and is continuing (other than as a result of a failure to perform a Personal Obligation) and Operations is entitle to terminate the Master Management Agreement as a result of such Default.
(c) Effect of Termination:  Termination of this Agreement, or expiration of the Term, shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement. Such termination or expiration, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under this Agreement) which accrued prior to the effective date of termination or expiration nor shall it prejudice the rights of either party against the other for any Default under this Agreement. The terms of this Section 13(c) shall survive the expiration or termination of this Agreement.
(d) Final Accounting:  Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (i) deliver to Tenant and Operations a final accounting within sixty (60) days of such expiration or termination; (ii) surrender and deliver to Tenant or its designee possession of the Facility on the effective date of such termination or expiration; (iii) surrender and deliver to Tenant, or as otherwise directed in writing by Operations, possession and control of the Operating Account, and all rents and income of the Facility and other monies of Tenant or Operations on hand and in any bank account as soon as reasonably practicable (but not later than the effective date of such termination or expiration); (iv) deliver to Tenant or Operations (as applicable), as received, any monies due Tenant or Operations, as applicable, but received after such termination or expiration as soon as reasonably practicable (but not later than ten (10) business days after receipt); (v) deliver to Tenant, or as otherwise directed in writing by Operations, all materials and supplies, keys, contracts and documents, and all accounting papers and records, pertaining exclusively to the Facility as soon as reasonably practicable (but not later than the effective date of such termination or expiration); (vi) subject to Section 2(f) of the Master Management Agreement, assign contract rights with respect to the Facility to Tenant, or as otherwise directed by Operations, as soon as reasonably practicable (but no later than the effective date of such termination or expiration); and (vii) deliver to Tenant, or as otherwise directed in writing by Operations, all other books and records, contracts, leases, resident's agreements, receipts for deposits and unpaid bills relating exclusively to the Facility as soon as reasonably practicable (but no later than the effective date of such termination or expiration) which shall include access to all data files (either through the cloud or Manager's servers). The terms of this Section 13(d) shall survive the expiration or termination of this Agreement.
(e) Cooperation After Term:
(i) In the event this Agreement is terminated or expires, Manager shall reasonably cooperate with Tenant and Operations in good faith to ensure that operational responsibility for the Facility is transferred to Operations or such other entity as may be designated by Operations as soon as practicable. Without limiting the generality of the foregoing, Manager shall (i) take all actions reasonably necessary to ensure that, from and after the expiration or earlier termination of this Agreement,

Tenant, Operations or their designee shall directly receive all funds and monies due Tenant and (ii) do all acts and execute and deliver all documents reasonably requested by Tenant or Operations (at the cost and expense of Operations, unless this Agreement is terminated pursuant to Section 13(a)(i) or 13(a)(ii)) to ensure or facilitate an orderly continuation of the business of the Facility and an orderly transfer of the management and operation of the Facility to Tenant or Operations or any entity designated by Tenant or Operations.
(ii) At least fifteen (15) business days prior to the effective date of expiration or termination of this Agreement or if the parties do not have at least thirty (30) days’ prior notice of such expiration or termination, ten (10) business days after Operations receives a notice of termination of this Agreement from Manager or any Facility Lender, Tenant, Operations or their designee may, with respect to each then current Facility Employee (whether directly employed by Manager or an Affiliate of Manager), either (x) offer such employee employment with Tenant, Operations or their designee, effective as of the expiration or termination date, or (y) inform Manager that neither Tenant nor Operations intends to offer employment to such Facility Employee, in which case, Manager (or Manager’s Affiliate, as applicable) may, at its sole option, continue to employ such Facility Employee or terminate such Facility Employee’s employment. For those Facility Employees hired by Tenant, Operations or their designee upon expiration or termination of this Agreement, Tenant, Operations (or such designee), as applicable, will credit such employees with all vacation, paid time off, or other leave benefits that such employees had earned and accrued but not yet used while employed by Manager (or its Affiliate) and Manager shall pay Tenant, Operations (or their designee), as applicable, a cash amount for such amount as of the date of expiration or termination of this Agreement. Manager agrees not to solicit or otherwise interfere with Tenant’s or Operations efforts to so employ any Facility Employee to whom Tenant or Operations elects to offer such employment. If Tenant and Operator deliver a conflicting election pursuant to this Section 13(e)(ii), the election of Tenant shall govern.
(iii) Notwithstanding anything in this Agreement to the contrary, from and after any expiration or termination of this Agreement, upon Tenant’s or Operation’s request, Manager shall continue to provide the management services provided by Manager hereunder on the terms and conditions contained herein for such period of time (not to exceed ninety (90) days) after the expiration or termination as may be required for Tenant or Operations (acting with reasonable diligence) to engage a new manager or operator and to insure or facilitate an orderly continuation of the business of the Facility and to accomplish an orderly transfer of the operation and management of the Facility to Tenant, Operations or a new manager or operator.
(iv) The terms of this subsection (e) shall survive the expiration or termination of this Agreement.

14. Subordination of Management Agreement:

a.Manager agrees to execute upon request, in favor of Tenant and/or any Facility Lender, (i) a subordination and attornment agreement in favor of Tenant or such Facility Lender, as applicable, with customary provisions and in a form reasonably acceptable to such party and Manager, and (ii) a consent to collateral assignment of management agreement or any similar agreement required by Tenant, Operations or such Facility Lender in connection with the Master Management Agreement and/or the Facility Loan Documents, in each case, in form reasonably acceptable to Manager and the applicable counterparty, which agreement shall include customary subordination provisions and representations and covenants by Manager, and to comply with any agreement executed by Manager in favor of any Facility Lender.
b.Manager acknowledges that each of Tenant and Operations is authorized (and is entitled to authorize any Facility Lender) to file any financing statements, continuation statements, termination statements and amendments (including an “all assets” or “all personal property” collateral description or words of similar import) with respect to Tenant’s and/or Operations’ assets in form and substance as any Facility Lender may require in order to protect and preserve such Facility Lender’s lien priority and security interest in the Facility and Tenant’s or Operations’ assets (and to the extent any Facility Lender has filed any such financing statements, continuation statements or amendments prior to the Effective Date, such filings by the Facility Lender are expressly permitted hereunder).
c.Subject to the terms of any agreement between any Facility Lender and Manager contemplated by this Section 14, such Facility Lender shall have the right to terminate this Agreement at any time upon the occurrence and during the continuance of an “Event of Default” under the Facility Loan Documents.
d.
15. Branding/Proprietary Materials: Manager shall have the right, at its sole election, to use its own branding, trade names and trademarks in connection with the management and operation of the Facility, including displaying the same on signage, marketing and promotional materials, or internal or external business documents being used in connection with the operation of the Facility during the term of this Agreement. Operations acknowledges and agrees that, at such time as this Agreement expires or is terminated, neither Tenant nor Operations shall have any right to continue to use such branding, trade names and/or trademarks in connection with the operation of the Facility and all of the same will be removed and destroyed by Operations promptly after the effective date of the termination or expiration of this Agreement (and Manager’s replacement with a successor manager or operator of the Facility), unless Manager elects (and at its sole cost and expense) to make other arrangements to remove and retain the same. In addition, all separate forms and operating procedures developed and employed by Manager in the performance of its duties and obligations pursuant to this Agreement are proprietary in nature and shall remain the property of Manager, provided that to the extent such forms are in use at the Facility as of the termination or expiration of this Agreement, Manager hereby grants Tenant and Operations and its designee a license to continue to use and modify such forms (excluding any of Manager’s branding, trade names and/or trademarks contained therein) exclusively in the operation of the Facility, provided any derivative works shall remain the property of Manager. The terms of this Section 15 shall survive the expiration or termination of this Agreement.

16. Status; Authority; Binding Effect:
(a) Operations represents and warrants to Manager that, as of the Effective Date, (i) Operations is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to manage and operate the Facility and any other property owned or operated by it, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action of Operations; (iii) the execution, delivery and performance by Operations of this Agreement will not (A) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation pursuant to, any provision of any instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Operations is a party or by which Operations’ property is bound or (B) violate, in any material respect, any applicable law relating to Operations or its property; (iv) assuming this Agreement is enforceable against Manager, this Agreement shall constitute the legal, valid, and binding obligation of Operations, enforceable against Operations in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles); and (v) Manager has all licenses, permits, and approvals required under Applicable Law to operate the Facility in compliance with the Performance Standard in all material respects.
(b) Manager represents and warrants to Operations that, as of the Effective Date, (i) Manager is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, qualified to conduct business in the State in which the Facility is located, and has all requisite power and authority to manage, operate and lease the Facility in accordance with the terms of this Agreement, to carry on its business as it is now being conducted, to enter into this Agreement and to observe and perform its terms; (ii) the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action of Manager; (iii) the execution, delivery and performance by Manager of this Agreement will not (A) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation pursuant to, any provision of any instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Manager is a party or by which Manager’s property is bound or (B) violate, in any material respect, any applicable law relating to Manager or its property; and (iv) assuming this Agreement is enforceable against Operations, this Agreement shall constitute the legal, valid, and binding obligation of Manager, enforceable against Manager in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).
17. Assignment: This Agreement may not be assigned or transferred by either of Manager or Operations to any Person without the prior written consent of the other party hereto, except as follows:
(a) Manager may assign or transfer this Agreement and its rights and obligations hereunder to an Affiliate of Manager upon prior written notice to Operations (provided Manager shall remain jointly and severally liable with such assignee or transferee; provided Manager shall not assign or otherwise transfer this Agreement if the assignee would not qualify as an independent contractor or such assignment would violate Section 34); and
(b) subject to the terms of Section 14 hereof, Tenant may, upon notice to but without the need to secure the consent of Manager, assign this Agreement as collateral security for any debt secured by the Facility.

18. Attorney's Fees: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to receive the reasonable out of pocket attorney's fees and costs incurred by it in such amount as a court may deem reasonable, whether at trial or appellate court level. The terms of this Section 18 shall survive the expiration or termination of this Agreement.

19. Confidentiality: All non-public information provided by one party to the other party (or, in the case of information provided to Manager, by Tenant) (the party to whom such information is provided, the “Receiving Party”) pursuant to or relating to this Agreement shall be kept confidential by the Receiving Party; provided, however, that the Receiving Party shall be permitted to disclose any such information to its Affiliates and its and their respective employees, partners, members, officers, directors, managers, agents and advisors and to current and prospective lenders, purchasers or replacement operators or managers, and shall be permitted to disclose any such information as required to perform its duties and obligations under this Agreement, by Applicable Law or stock exchange rule (applicable to it or any of its Affiliates or any of their respective direct or indirect equityholders), in pleadings or other submissions in any judicial and arbitration proceedings between the parties, or by mutual agreement of the parties hereto; in each instance such persons receiving any confidential information shall be subject to this confidentiality provision and shall be notified accordingly. The covenants contained in this Section 19 shall continue for three (3) years after the termination of or expiration of this Agreement.

20. Notices: All notices, demands and other communications which may be or are required to be given hereunder or with respect hereto shall be in writing and shall be deemed to have been duly given if delivered (a) personally, (b) by overnight courier service, (c) by United States registered mail, postage prepaid, or (d) via electronic mail, in each case directed to the respective parties as follows, or to such other address as either party may, from time to time, designate by notice pursuant to this Section 20. Notices sent by personal delivery, overnight courier and electronic mail shall be deemed given when delivered (if delivered prior to 5:00 p.m. (local time)), and notices sent by United States registered mail shall be deemed given four (4) business days after the date of deposit in the United States mail:

MANAGER Holiday AL Management Sub LLC [_______________]	OPERATIONS [_______________________________] c/o Fortress Investment Group 1345 Avenue of the Americas New York, NY 10105 Attn: [______________________]

21. Entire Agreement; Binding Nature: This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all other agreements between the parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees as provided in this Agreement.

22. No Waiver: No waiver by either party of any breach of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement or to otherwise exercise remedies shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination or exercise of remedies, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law or in equity upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the party not in breach at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a party not in breach or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the knowledge of the party not in breach of the preceding breach or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the acceptance by the party not in default of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the party not in breach.

23. Severability: If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

24. Governing Law: This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws provision or the conflict of laws provisions of any other jurisdiction which would cause the applicable of any other law other than that of the State of New York.

25. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be delivered by facsimile or email transmission. This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.
26. Force Majeure: Notwithstanding anything to the contrary contained herein, neither party will be deemed to be in violation of this Agreement to the extent it is prevented from performing any of its obligations hereunder for any reason beyond its control, including strikes, shortages, war, acts of God or any statute, regulation or rule of federal, state or local government or agency (or modification thereof), it being understood that financial inability, general economic conditions or changes in the capital markets or the senior housing industry generally which, in each case (except financial inability), do not disproportionately harm the Facility shall not constitute such a reason.

27. Relationship of the Parties: The relationship of the parties shall be that of a principal and independent contractor and all acts performed by Manager during the Term shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Operations, its successors and assigns on the one hand, and Manager, its successors and assigns, on the other hand.

28. Construction: Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto. Whenever the word “include” or like terms are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed.

29. Consents: Except as otherwise specifically provided herein, in any instance that consent of any party is required hereunder, such consent shall not be unreasonably withheld, conditioned or delayed by the party having such consent right.

30. Withholding Taxes and State Income Tax Returns: Manager confirms that: (a) Operations is not required to withhold taxes from any amounts payable to Manager under this Agreement under the Code; (b) to the extent required by law, to exempt Operations from withholding on payments to Manager, Manager shall promptly deliver a Form W-9 to Operations dated as of the date of this Agreement (and shall update such form as necessary or upon request); and (c) Manager files, or is included in state income tax returns filed by Manager's direct or indirect parent and such entity files, state income tax returns in each state where Manager, directly or indirectly or through its subsidiaries, leases or operates any property owned by Tenant or its Affiliates.

31. Inspection of the Facility. Tenant, Operations and any Facility Lender and their respective employees and agents and consultants may, upon prior written notice and at reasonable times, visit the Facility for the purpose of (i) inspecting the Facility, (ii) inspecting the performance by Manager of its obligations under this Agreement or (iii) showing the Facility to current or prospective purchasers, investors, lessees or lenders. Upon reasonable prior request, Manager shall facilitate access permitted under this Section 31.

32. Amendments: The terms, conditions and provisions of this Agreement may not be modified except in writing executed and delivered by each of the parties hereto.

33. Failure to Perform: If Manager shall at any time fail to perform any obligation on its part to be performed hereunder, then without limiting its other remedies Operations, after ten (10) business days’ written notice (or such shorter notice as may be required for Operations or Tenant to take action to prevent a default or an event of default under the Facility Loan Documents) to Manager, may (but shall not be obligated to) perform any obligation on Manager’s part to be performed as provided in this Agreement and may enter upon the Facility for said purpose and take all such action thereon as may be necessary or desirable therefor. Any out-of-pocket sums paid or costs or expenses incurred in connection therewith shall be paid by Manager to Operations within five (5) days of written demand of Manager therefor. The rights of Operations and Manager pursuant to this Section 33 shall survive the expiration of the Term and any earlier termination of this Agreement.

34. REIT Status: Manager acknowledges that: (i) Operations (or the direct or indirect owner of Operations) intends to qualify as a “taxable REIT subsidiary” under the Code, (ii) one or more of Tenant’s direct or indirect parent entities intend to qualify as REITs and (iii) Operations, Tenant and their direct or indirect owners therefore are subject to operating and other restrictions under the Code. Notwithstanding anything to the contrary in this Agreement:
(a) if Operations determines that this Agreement or Manager’s operation of the Facility under this Agreement could jeopardize Operations’s (or Operations’s owner’s) qualification as a taxable REIT subsidiary or the qualification of Tenant’s direct or indirect parent as a REIT, Manager shall reasonably cooperate with Operations to revise this Agreement or restructure this arrangement so that

Operations is satisfied with such qualification; provided, that (a) any such actions shall be completed at no additional unreimbursed cost to Manager, (b) the economic terms of this Agreement shall not be materially modified or changed and (c) to the extent that such revision or restructuring results in Manager being required to perform additional services, Manager shall be paid an additional fee for such additional services as reasonably agreed upon by Manager and Operations.
(b) If Operations and Manager cannot take actions to the satisfaction of Operations to protect such tax status, Operations shall have the right to terminate this Agreement upon 5 days’ notice to Manager without payment of the Termination Fee;
(c) Manager shall not enter into any Occupancy Agreement for the Facility (or any part of it), except Resident Agreements of a form approved by Tenant, without first giving Tenant a copy of such document for Tenant’s approval, and Tenant may withhold such approval if: (a) such lease, sublease, or occupancy agreement violates this Agreement; or (b) such lease, sublease or occupancy agreement (1) could provide for a rental to be paid by the occupant thereunder based (or considered to be based), in whole or in part, on the net income or profits of any person, or any other formula such that any portion of the rent payable under the Occupancy Agreement could fail to qualify as “rents from real property” within the meaning of Code Section 856(d) or (2) otherwise could jeopardize such REIT’s qualification as such for federal income tax purposes.

35. Independent Contractor. Manager represents and warrants (i) that the management fee payable under this Agreement is an arm’s length management fee that provides adequate compensation for Manager’s services hereunder and (ii) that, as of the Effective Date, Manager is an Independent Contractor. Throughout the Term, (i) Manager shall ensure that it qualifies as an Independent Contractor, and (ii) Manager shall not cause the Facility to be treated as a “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code. Manager shall, from time to time, provide to Operations information requested by Operations to allow Operations to confirm Manager’s status as an Independent Contractor and the Facility’s status as other than a qualified health care property. If Manager or any Affiliate of Manager becomes aware that Manager may no longer constitute an Independent Contractor or the Facility may be treated as a qualified health care property, then Manager shall promptly (but in any event within five (5) days) so notify Operations. This Section 31 shall apply for so long as the Facility is owned by an entity, or through an ownership structure, that is subject to REIT tax requirements.

36. Certain Definitions:
(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person.
(b) “Applicable Facility Loan Documents, Superior Leases and Title Documents” means all (A) Facility Loan Documents, Superior Leases and Title Documents in effect as of the Effective Date and (B) all Facility Loan Documents, Superior Leases and Title Documents entered into after the date hereof, but (with respect to this clause (B)) only to the extent (i) Manager has received written notice of, and an opportunity to consult and comment on, the obligations imposed by such instrument on Manager or the Facility prior to the imposition of such obligations and (ii) such obligations are reasonable and customary for facilities similar to the Facility and may be performed by Manager using commercially reasonable efforts without additional cost to Manager (unless such cost is de minimis or reimbursed by Tenant).
(c) “Applicable Law(s)” means all statutes, laws, ordinances, rules, regulations, requirements, judgments, orders and decrees of any Governmental Authority, including any requirement(s) or standard of any agency or other Governmental Authority required for any party to maintain licensure or certifications.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to Code Sections include any similar or successor provisions thereto.
(e) “Facility Lender” means any lender under any Facility Loan.
(f) “Facility Loan” means any loan made to Tenant or any of its Affiliates on or after the Effective Date and secured by the Facility or equity interests in direct or indirect owners thereof.
(g) “Facility Loan Documents” means any agreement, document or other instrument evidencing or securing any Facility Loan so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.
(h) “FCA” means the False Claims Act, 31 U.S.C. §§ 3729-3733, any successor or similar federal or state statutes or laws, and any regulations promulgated under any of the foregoing, in each case as amended from time to time.
(i) “Governmental Authority” means (i) any government or political subdivision thereof, whether foreign or domestic, national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court, in each case, to the extent having jurisdiction over the Facility, the Tenant or the Manager, as applicable.
(j) “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
(k) “Independent Contractor” means a person that satisfies the following requirements, at all times while they are a party to this Agreement or while their status as an Independent Contractor is relevant under this Agreement:
(i) Such person does not own, directly or indirectly (for purposes of Code Section 856(d)), more than 35% of the shares of Manager, Tenant or any Affiliate of Manager or Tenant;
(ii) Not more than 35% of the total combined voting power (or value) or the total shares of such person’s stock is owned, directly or indirectly, by one or more persons that own 35% or more of the shares of Manager, Tenant or any Affiliate of Manager or Tenant, provided, that, for any class of stock of Manager, Tenant or any Affiliate of Manager or Tenant that is regularly traded on an established securities market, only persons owning, directly or indirectly, more than 5% of such class of stock (for purposes of Code Section 856(d)) shall be taken into account as owning any stock of such class

(but all of the outstanding stock of such class shall be considered outstanding in order to compute the denominator for purposes of determining the applicable percentage of ownership);
(iii) None of Manager, Tenant or any related person (for purposes of Code Section 856) thereto derives any income from such person, any Affiliate of such person or any entity in which such person owns a direct or indirect interest without the prior written consent of Tenant, which Tenant may grant or withhold in its sole and absolute discretion;
(iv) To the extent that any of Manager, Tenant or any related person (for purposes of Code Section 856) derives income from any direct or indirect owner of such person that intends to qualify as an Independent Contractor or any entity that has a common parent with such person, such owner or entity shall keep its own books and records, operate as a separate entity from its Affiliates and have, or its direct or indirect parent shall have, its own officers and employees; and
(v) Such person otherwise qualifies as an “independent contractor” for purposes of Code Section 856.
(l) “Manager’s Standards” means, at any time and from time to time, operational and physical standards that are materially consistent with the practices and standards then implemented at senior housing communities managed or operated by Manager or any of its Affiliates.
(m) "New Senior" means New Senior Investment Group, Inc.
(n) “Other Management Agreements” means the management agreements entered into by Tenant or its Affiliate, on the one hand, and Manager or its Affiliate, on the other hand, as of the Effective Date, with respect to the senior living facilities identified on Schedule 11(a) (other than the Facility).
(o) “Person” means any individual, sole proprietorship, joint venture, corporation, partnership, limited liability company, governmental body, regulatory agency or other entity of any nature.
(p) “REIT” means a “real estate investment trust” within the meaning of Code Section 856 through 860.
(q) “Resident” means any individual residing at the Facility.
(r) “Sub-Management Fee” means the “Fee” as defined in this Sub-Management Agreement.
(s) “Superior Lease” means any lease pursuant to which Tenant leases all or any portion of the Facility so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.
(t) “Title Document” means any easement, covenant, condition, restriction or similar document or instrument affecting title to the Facility (whether fee or leasehold or otherwise) and recorded in the land records of the jurisdiction in which the Facility is located so long as a true, correct and complete copy of such agreement, document or other instrument has been provided to Manager.

(u) "Travel Program" means the program administered by Manager whereby residents of a Manager-managed facility are permitted to stay, subject to the availability of a guest room at the subject location, at another Manager-managed facility up to seven nights free of charge.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

MANAGER HOLIDAY AL MANAGEMENT SUB LLC By: ___________________________ Name: Title:

OPERATIONS [_____________________] By: _________________________ Name: Title:

Schedule 11(a)

Base Fee Amount

Comm #	Community	Base Fee Amount
C5499	ARLINGTON PLAZA	$966,244.94
C5500	BLAIR HOUSE	$1,582,881.16
C5501	BRIARCREST ESTATES	$1,030,152.63
C5502	BENTLEY, THE	$1,513,339.31
C5503	COUNTRY SQUIRE	$1,548,419.76
C5504	COURTYARD AT LAKEWOOD, THE	$1,741,784.85
C5505	DURHAM REGENT	$1,701,325.34
C5506	CHATEAU RIDGELAND	$962,761.72
C5507	EL DORADO, THE	$1,032,140.38
C5508	FOUNTAINS AT HIDDEN LAKES, THE	$999,826.87
C5509	BLUE WATER LODGE	$1,859,564.17
C5510	PIONEER VALLEY LODGE	$858,328.24
C5511	SKY PEAKS	$2,278,216.81
C5512	GRIZZLY PEAK	$2,102,283.12
C5513	ESSEX HOUSE	$1,731,416.78
C5514	GREELEY PLACE	$956,787.82
C5515	HIDDEN LAKES	$1,451,412.98
C5516	MAPLE DOWNS	$2,025,735.14
C5517	ILLAHEE HILLS	$1,255,290.32
C5518	MADISON ESTATES	$892,437.98
C5519	PARKWOOD ESTATES	$1,516,384.02
C5520	PALMER HILLS	$1,237,847.47
C5521	PUEBLO REGENT	$1,221,143.69
C5522	OAKWOOD HILLS	$1,705,021.91
C5523	REGENCY RESIDENCE	$1,620,468.88
C5524	ROCK CREEK	$1,742,379.62
C5526	JORDAN OAKS	$2,298,137.30
C5527	JACKSON OAKS	$1,026,263.13
C5528	FLEMING POINT	$2,077,752.19
C5529	COLONIAL HARBOR	$1,525,070.74
C5530	DESOTO BEACH CLUB	$1,805,436.01
C5531	SIMI HILLS	$2,668,853.92
C5532	ORCHID TERRACE	$2,545,405.61
C5533	DOGWOOD ESTATES	$1,823,458.20
C5534	PINEWOOD HILLS	$1,519,759.43
C5535	SUMMERFIELD ESTATES	$173,728.99
C5536	STONEYBROOK LODGE	$2,564,231.06
C5537	THORNTON PLACE	$1,275,020.29

C5538	UFFELMAN ESTATES	$1,352,700.11
C5539	LODGE AT COLD SPRINGS	$1,217,717.47
C5540	VENTURA PLACE	$1,767,315.56
C5541	WHITEROCK COURT	$1,542,508.97
C5542	VISTA DE LA MONTANA	$1,119,388.71
C5543	VILLAGE GATE	$2,114,935.92
C5544	WESTMONT, THE	$2,653,346.26
C5545	WALNUT WOODS	$1,561,886.38
C5546	MANOR AT OAKRIDGE	$1,654,370.65
C5547	CHERRY LAUREL	$1,971,400.91
C5548	GRASSLANDS ESTATES	$1,453,630.04
C5549	SHELDON OAKS	$1,495,704.50
C5550	REGENT, THE	$1,116,850.10
	TOTALS	$79,858,468.39

EXHIBIT A

Master Management Agreement - Schedule 6
Insurance
(a) Required Insurance Coverage.
(1) Property damage to be covered by an “All Risk” Property Insurance Policy for the Facility which must not include a coinsurance provision. The policy amount must cover one hundred percent (100%) full replacement cost of the improvements of the Facility and terrorism coverage must be included or procured as a separate policy covering the Facility. The deductible may not exceed $250,000.00 per occurrence. Such policy must provide business interruption coverage on actual loss sustained or minimum twelve (12) months’ gross income/rents/actual loss sustained with a maximum deductible of seventy-two (72) hours per occurrence.  An extended period of indemnity for three hundred and sixty five (365) days is required.
(2)  Windstorm and Flood coverage, and exclusions are acceptable, provided a separate policy or coverage is obtained for these exclusions as applicable. Such coverage shall be required for the Facility when the property damage insurance excludes any type of wind or flood related event.  State insurance plans are acceptable if that is the only coverage available in that insurance market.  Business income/rent loss coverage is in the manner set forth in clause (1) above.  One hundred percent (100%) replacement cost is required or an amount agreed to by Tenant.  Maximum deductible is five percent (5%) of the total insured value. If the Facility lies within Special Flood Hazard Area (SFHA) A or V, flood coverage is required at one hundred percent (100%) full replacement cost of the improvements of the Facility.  If one hundred percent (100%) replacement cost is not available, then the maximum amount of insurance available under the National Flood Insurance Program (NFIP) must be obtained and amount agreed to by Tenant. The maximum deductible is five percent (5%) of the Total Insured Value as listed on the policy.  The NFIP policy declaration page is acceptable evidence of coverage.  An excess flood or Difference in Conditions (DIC) policy must provide for the difference, if any, between the maximum limit provided by NFIP policies and the full replacement cost. Business income/rent loss is required in the manner set forth in clause (1) above.
(3)  Ordinance and Law coverage, and if the Facility is a legal non-conforming use project, the policy must include coverage for Loss to Undamaged Portion of the Building (Coverage A) which must equal one hundred percent (100%) replacement costs of the structure(s), Demolition Cost (Coverage B) and Increased Cost of Construction (Coverage C), each at a minimum of twenty percent (20%) of full replacement cost of the Facility.
(4)  Boiler and Machinery coverage shall be required where any centralized HVAC, boiler, water heater or other type of pressure-fired vessel is in operation at the Facility.  Such coverage must be equal to one hundred percent (100%) full replacement cost of the Facility. The deductible may not exceed property insurance policy deductible.
(5)  Earthquake coverage, and the seismic risk will be determined for properties in Seismic Zones 3 or 4. Such coverage is required if the Probable Maximum Loss (PML / SUL) is twenty percent (20%) or greater. If earthquake insurance is required, the amount of coverage required will be determined based on Facility Loan requirements or earthquake simulation modeling for the Facility. The maximum deductible is five percent (5%) of the total insured value.
(6)  Business Income/Rent Loss coverage for Actual loss sustained or minimum of twelve (12) months’ of gross income/rents. Extended period of indemnity – three hundred and sixty five (365) days’ loss of income/rents. Such coverage is required for all property insurance coverage including windstorm, flood, earthquake and terrorism even if written on a stand-alone basis. The maximum deductible is seventy-two (72) hours per occurrence.
(7)  Builder’s Risk coverage is required during construction after an insured loss or general construction. Must be written for one hundred percent (100%) of the completed value on a non-reporting basis. The maximum deductibles are $50,000.00 per occurrence.
(8)  Sinkhole/Mine Subsidence coverage is required if the Facility is in an area prone to these geological phenomena. One hundred percent (100%) replacement cost is required. The maximum deductibles are $100,000.00 per occurrence or the applicable earthquake deductible if earth movement coverage applies.
(9) General Liability coverage for the minimum limit of general liability coverage for bodily injury, death and property damage must be $1,000,000.00 per occurrence/claim, with a $2,000,000.00 general aggregate limit.  Terrorism coverage must be provided.
(10)  Excess/Umbrella Liability coverage with limits of not less than $39,000,000.00 per occurrence/claim and aggregate limits for bodily injury, death and property damage.
(11) Commercial Auto Liability coverage for $1,000,000.00 per occurrence is required where the Facility uses cars, vans or trucks for business purposes.
(12)  Healthcare Professional and Excess Liability covering bodily injury and property damage. Minimum Professional Liability and Excess Liability Insurance is $39,000,000.00.
(13)  Crime / Fidelity coverage at a minimum of $1,000,000.00 per occurrence is required and the maximum deductible or self-insured retention is $75,000.00, covering the Facility Employees in job classifications normally bonded in the seniors housing industry or as otherwise required by Applicable Law, and comprehensive crime insurance to the extent Manager determines it is necessary for the Facility.
(14) Workers Compensation and Employers Liability Coverage with Coverage A with statutory limits and Coverage B with limit of $500,000 per occurrence for bodily injury and by disease and policy limit. In states where insured are legally able to non-subscribe, Manager may elect to do so, as long as Manager has an approved non-subscriber plan in such state. Insurance under this clause may include a deductible or self-insured retention of no more than $1,000,000 per occurrence.
(b)  Additional Tenant Requirements.  Notwithstanding anything in Section 6 of the Agreement or this Schedule 6 to the contrary, Tenant may, from time to time, and upon 30 days’ prior notice to Manager, require Manager to obtain and maintain higher liability limits, lower deductibles or additional insurance coverages or to obtain any coverages from and maintain them with insurers that (in each case) are (i) required under the Facility Loan Documents or (ii) deemed advisable by Tenant in its reasonable judgment for its protection against claims, liabilities and losses arising out of or connected with Manager’s performance under this Agreement, in each case to the extent that such requirements are generally available using commercially reasonable efforts to operators of senior living facilities of a similar type and (in the case of clause (ii)) customary.
(c)  Additional Requirements.
(1)  Manager shall provide Tenant and the Facility Lender a satisfactory ACORD 25 Liability and ACORD 28 Property certificate evidencing the existence of the insurance required by this Agreement and showing the interests of Tenant and Facility Lender prior to the commencement of the Term or, for a renewal policy, not less than five (5) days following the expiration date of the policy being renewed.  Manager shall provide a complete copy of the related policy within ten (10) days after a request therefor by Tenant or the Facility Lender or within ten (10) days after Manager has received such policy from the insurer following the request.
(2) Manager may satisfy the requirements for insurance coverage under this Agreement through coverage under a so-called blanket policy or policies of insurance carried and maintained by Manager; provided, however, that the coverage afforded Tenant will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance.
(3) Manager shall provide immediate written notice (A) to the insurer, the Facility Lender and Tenant of any material claim, or event of loss payable, under the policy for the insurance coverage specified in clauses (a)(1) – (a)(8) of Schedule 6, and (B) to the Facility Lender and Tenant of Manager’s receipt of any proceeds relating to any event of loss described in clause (A) above. Tenant may require Manager to deliver to the Facility Lender in accordance with the Facility Loan Documents any proceeds received by Manager.
(d)  Insurance Coverage by Contractors and Other Vendors.

(1) Manager shall make commercially reasonable efforts to secure certificates of insurance from any contractors, service providers, and vendors that provide maintenance or repairs on or in the premises, or that provide supplies and inventory to the Facility, in either case in an amount exceeding $100,000.00 per year (collectively, “Service Providers”), which certificates (A) evidence valid and enforceable policies issued by insurers licensed and approved to do business in the state in which the Facility is located and having general policyholders and financial ratings of not less than “A-” and “VII”, respectively, in the then current A.M. Best’s Insurance Report; (B) name Tenant, Manager and the Facility Lender as additional insureds by endorsement on Service Provider’s commercial general liability insurance policy; (C) are written on an occurrence policy form; (D) are primary and non-contributory and provide that any insurance maintained by Manager or Tenant for the Facility is excess of Service Provider’s insurance; and (E) provide a waiver of subrogation and all rights of recovery by the insurer against and in favor of Manager and Tenant.

(2)  Service Providers shall have and maintain insurance coverage with limits of not less than (A) $1,000,000.00 for each occurrence, (B) $1,000,000.00 for personal/advertising injury, (C) $2,000,000.00 general aggregate, and (D) $2,000,000.00 aggregate for products and completed operations.  In addition, Service Providers shall have and maintain (I) workers’ compensation coverage for injuries sustained by Service Provider’s employees in the course of their employment and otherwise consistent with all Applicable Laws and employer’s liability coverage with limits not less than $1,000,000.00 each accident, $1,000,000.00 bodily injury due to disease each employee and $1,000,000.00 bodily injury due to disease policy limit, and (II) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, covering bodily injury, including death, and property damage with a limit of $1,000,000.00 each accident.